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                                                               Exhibit 99.(a)(1)

                               OFFERING CIRCULAR

                        PENN TREATY AMERICAN CORPORATION

                                     [LOGO]

    Offer to Exchange 6 1/4% Convertible Subordinated Notes due 2008 for All
           Outstanding 6 1/4% Convertible Subordinated Notes due 2003
                           --------------------------

    THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
      THURSDAY, SEPTEMBER 26, 2002, UNLESS EXTENDED OR EARLIER TERMINATED.
                           --------------------------

PENN TREATY AMERICAN CORPORATION, A PENNSYLVANIA CORPORATION, HEREBY OFFERS (THE
"EXCHANGE OFFER"), UPON THE TERMS AND CONDITIONS SET FORTH IN THIS OFFERING
CIRCULAR, AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL, TO ISSUE UP TO
$74,750,000 IN AGGREGATE PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE SUBORDINATED
NOTES DUE 2008, CONVERTIBLE INTO SHARES OF COMMON STOCK AT $5.31 PER SHARE (THE
"EXCHANGE NOTES") IN EXCHANGE FOR UP TO ALL OF ITS OUTSTANDING 6 1/4%
CONVERTIBLE SUBORDINATED NOTES DUE 2003, CONVERTIBLE INTO SHARES OF COMMON STOCK
AT $28.44 PER SHARE (THE "SUBORDINATED NOTES"). SUBJECT TO THE TERMS AND
CONDITIONS OF THE EXCHANGE OFFER, PENN TREATY WILL ISSUE EXCHANGE NOTES IN
EXCHANGE FOR ALL SUBORDINATED NOTES THAT ARE PROPERLY TENDERED AND NOT WITHDRAWN
PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER IS NOT
CONDITIONED UPON THE EXERCISE OF A MINIMUM PRINCIPAL AMOUNT OF SUBORDINATED
NOTES. FOR A MORE DETAILED DESCRIPTION OF THE EXCHANGE NOTES WE ARE PROPOSING TO
ISSUE IN THE EXCHANGE, PLEASE SEE THE SECTIONS OF THIS OFFERING CIRCULAR
CAPTIONED "DESCRIPTION OF THE EXCHANGE NOTES" AND "DESCRIPTION OF CAPITAL
STOCK." THE EXCHANGE OFFER IS SUBJECT TO CUSTOMARY CONDITIONS. SUBJECT TO
APPLICABLE SECURITIES LAWS AND THE TERMS SET FORTH IN THIS OFFERING CIRCULAR, WE
RESERVE THE RIGHT TO WAIVE ANY AND ALL CONDITIONS TO THE EXCHANGE OFFER, TO
EXTEND THE EXCHANGE OFFER, TO TERMINATE THE EXCHANGE OFFER FOR ANY REASON OR NO
REASON AND OTHERWISE TO AMEND THE EXCHANGE OFFER, IN ANY RESPECT.
                           --------------------------

                                   IMPORTANT

Any Subordinated Note holder desiring to tender all or any portion of such holder's Subordinated Notes should either (i) complete and sign the enclosed
Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed (if required by Instruction 2 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to Wells Fargo Bank Minnesota, N.A., the Exchange Agent for this offering, and either deliver the certificates for such Subordinated Notes along with the Letter of Transmittal to the Exchange Agent or tender such Subordinated Notes in accordance with the procedures for book-entry transfer set forth in the section of this Offering Circular captioned "The Exchange
Offer--Procedures for Tendering Subordinated Notes" or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose Subordinated Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Subordinated Notes.

Any Subordinated Notes holder who desires to tender Subordinated Notes but
(i) whose certificates evidencing such Subordinated Notes are not immediately available, (ii) cannot comply with the procedures for book-entry transfer described in this Offering Circular on a timely basis or (iii) cannot deliver all required documents to the exchange agent prior to the expiration of the Exchange Offer, may tender the Subordinated Notes by following the procedures for guaranteed delivery set forth in the section of this Offering Circular captioned "The Exchange Offer--Guaranteed Delivery Procedures."

If the Exchange Offer is consummated, Subordinated Noteholders who exchange their Subordinated Notes will not receive certificates representing their interests in the Exchange Notes. See "Description of the Exchange
Notes--Delivery and Form."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
OFFERING CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                           --------------------------

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                                                  The Information Agent for the Exchange Offer
 The Exchange Agent of the Exchange Offer is:                          is:
       Wells Fargo Bank Minnesota, N.A.                Philadelphia Brokerage Corporation

                            ------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISKS YOU SHOULD
               CONSIDER BEFORE TENDERING YOUR SUBORDINATED NOTES.
                           --------------------------

             THE DATE OF THIS OFFERING CIRCULAR IS AUGUST 28, 2002
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    THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN
OFFER TO BUY, ANY OF THE SUBORDINATED NOTES OR SHARES OF PENN TREATY COMMON
STOCK ISSUABLE ON CONVERSION OF THE EXCHANGE NOTES BY ANY PERSON WHERE IT IS
UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    THIS OFFERING CIRCULAR SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION.
THOSE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS
AND INFORMATION TO WHICH THEY RELATE. IN MAKING AN INVESTMENT DECISION,
INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF PENN TREATY AND THE TERMS OF THE
EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE INFORMATION
CONTAINED IN THIS OFFERING CIRCULAR IS AS OF THE DATE HEREOF AND NEITHER THE
DELIVERY OF THIS OFFERING CIRCULAR NOR THE OFFERING, SALE OR DELIVERY OF ANY
EXCHANGE NOTES OF PENN TREATY SHALL CREATE ANY IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. NO REPRESENTATION
IS MADE TO ANY OFFEREE OR PURCHASER OF THE EXCHANGE NOTES OF PENN TREATY
REGARDING THE LEGALITY OF AN INVESTMENT IN THOSE SECURITIES BY THE OFFEREE OR
PURCHASER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS.
THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL,
BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN
ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE
WITH RESPECT TO AN INVESTMENT IN THE EXCHANGE NOTES.

    ALL INQUIRIES RELATING TO THIS OFFERING CIRCULAR AND THE TRANSACTIONS
CONTEMPLATED HEREBY SHOULD BE DIRECTED TO PHILADELPHIA BROKERAGE CORPORATION,
THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AT THE TELEPHONE NUMBER OR THE
ADDRESS LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PROSPECTIVE
INVESTORS MAY ALSO OBTAIN ADDITIONAL INFORMATION FROM PENN TREATY, WHICH THEY
MAY REASONABLY REQUIRE TO VERIFY THE INFORMATION CONTAINED HEREIN. QUESTIONS
REGARDING THE PROCEDURES FOR TENDERING IN THE EXCHANGE OFFER AND REQUESTS FOR
ASSISTANCE IN TENDERING YOUR SUBORDINATED NOTES SHOULD BE DIRECTED TO THE
EXCHANGE AGENT AT ONE OF THE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK
COVER PAGE OF THIS OFFERING CIRCULAR. REQUESTS FOR ADDITIONAL COPIES OF THIS
OFFERING CIRCULAR, THE ENCLOSED LETTER OF TRANSMITTAL AND NOTICES OF GUARANTEED
DELIVERY, OR FOR COPIES OF PENN TREATY'S SECOND QUARTER 2002 QUARTERLY REPORT ON
FORM 10-Q, PENN TREATY'S FIRST QUARTER 2002 QUARTERLY REPORT ON FORM 10-Q, PENN
TREATY'S 2001 ANNUAL REPORT ON FORM 10-K, PENN TREATY'S 2002 CURRENT REPORTS ON
FORM 8-K AND PENN TREATY'S 2002 ANNUAL MEETING PROXY STATEMENT, MAY BE DIRECTED
TO EITHER THE EXCHANGE AGENT OR THE INFORMATION AGENT AT THE RESPECTIVE
TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING
CIRCULAR.

    YOU SHOULD BE AWARE THAT YOU MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF
YOUR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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                               TABLE OF CONTENTS

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SUMMARY TERM SHEET..........................................      1
SUMMARY DESCRIPTION OF THE EXCHANGE NOTES AND OUR COMMON
  STOCK.....................................................      8
SELECTED CONSOLIDATED FINANCIAL INFORMATION.................     11
RISK FACTORS................................................     15
USE OF PROCEEDS.............................................     25
MARKET FOR OUR COMMON STOCK.................................     25
DIVIDEND POLICY.............................................     25
CAPITALIZATION..............................................     26
RATIO OF EARNINGS TO FIXED CHARGES..........................     27
BUSINESS....................................................     28
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....     52
THE EXCHANGE OFFER..........................................     58
DESCRIPTION OF THE EXCHANGE NOTES...........................     66
COMPARISON OF SUBORDINATED NOTES AND EXCHANGE NOTES.........     77
DESCRIPTION OF CAPITAL STOCK................................     79
AGREEMENTS RELATING TO PENN TREATY SECURITIES...............     82
CAUTIONARY STATEMENTS.......................................     83
WHERE YOU CAN FIND MORE INFORMATION.........................     84
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........     84
INDEPENDENT AUDITORS........................................     84

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                               SUMMARY TERM SHEET

    Through this Offering Circular and the enclosed letter of transmittal, Penn Treaty American Corporation is offering to issue Penn Treaty's 6 1/4% Convertible Subordinated Notes due 2008 (at a conversion price of $5.31 per share), which we refer to in this Offering Circular as the "Exchange Notes," in exchange for Penn Treaty's outstanding 6 1/4% Convertible Subordinated Notes due 2003 (at a conversion price of $28.44 per share), which we refer to in this Offering Circular as the "Subordinated Notes." The following are some of the questions that you may have as a holder of the Subordinated Notes and answers to those questions. The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your Subordinated Notes in the exchange offer and accept the Exchange Notes that we propose to give you. This Offering Circular includes specific terms of the exchange offer, including a description of the Exchange Notes we are proposing to give you as well as a description of our common stock issuable upon conversion of the Exchange Notes. This Offering Circular also provides information regarding our business and some financial data. In addition, as set forth in the section of this Offering Circular captioned "Incorporation of Information We File With the SEC," we are incorporating by reference the information contained in certain documents we file with the SEC. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business included in the section of this Offering Circular captioned "Risk Factors" beginning on page 15. When used in this Offering Circular, the terms "Penn Treaty," "we," "our" and "us" refer to Penn Treaty American Corporation and its subsidiaries, unless otherwise specified.

WHO IS MAKING THE EXCHANGE OFFER?

    The exchange offer is being made by Penn Treaty. Penn Treaty is a leading provider of long-term care insurance in the United States. We market our products primarily to older persons in the states in which we are licensed through independent insurance agents. Our principal products are individual, defined benefit, accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home health care. Our policies are designed to make the administration of claims simple, quick and sensitive to the needs of our policyholders. We also own insurance agencies that sell senior-market insurance products underwritten by other insurers and us.

    Penn Treaty's principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103. Our main phone number is (610) 965-2222. For further information concerning Penn Treaty, please see the section of this Offering Circular captioned "Where You Can Find More Information." Our common stock is currently traded on the New York Stock Exchange under the symbol "PTA."

WHAT CLASS OF SECURITIES IS SOUGHT IN THE EXCHANGE OFFER?

    We are offering to acquire all of our currently outstanding Subordinated Notes in exchange for newly issued Exchange Notes. As of the date of this Offering Circular, $74.75 million principal amount of Subordinated Notes was outstanding. For more information regarding the terms of the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer."

WHAT CONSIDERATION ARE YOU OFFERING IN EXCHANGE FOR MY SUBORDINATED NOTES?

    We are offering to issue an Exchange Note of a principal amount equal to the principal amount of each Subordinated Note that is properly tendered and not withdrawn in the exchange offer. If 100% of the outstanding Subordinated Notes are exchanged in this exchange offer, Penn Treaty will issue approximately $74.75 million aggregate principal amount of Exchange Notes. On August 27, 2002, the closing price per share of our common stock on the New York Stock Exchange was $3.85.

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    The Exchange Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined herein), but will rank senior to the Subordinated Notes. For more information regarding the Exchange Notes we propose to issue to you, as well as the underlying common stock, please see the sections of this Offering Circular captioned "Description of Exchange Notes," and "Description of Capital Stock."

WHY IS PENN TREATY MAKING THE EXCHANGE OFFER?

    Our Board of Directors believes that an important issue we face is the uncertainty surrounding our ability to satisfy our obligations under the Subordinated Notes, including our obligation to pay the principal amount of the Subordinated Notes to Subordinated Note holders on December 1, 2003. Given our current financial condition, it is unlikely that we would be able to satisfy these obligations under the Subordinated Notes with cash. Raising sufficient funds to pay the principal amount due under the Subordinated Notes by issuing stock would, at our recent stock prices, result in substantial dilution to holders of common stock and uncertainty with respect to the control and governance of Penn Treaty.

    We are making the exchange offer in an effort to mitigate this uncertainty and believe that extending the maturity of these obligations will significantly increase the likelihood that we will be able to satisfy them when they become due. Our Board believes that successful consummation of the exchange offer should:

    - reduce some of the uncertainty surrounding our ability to satisfy our obligations, which we expect would improve our stock price performance and thereby increase the effective returns on the Exchange Notes provided in exchange for the Subordinated Notes;

    - enhance our ability to obtain financing for working capital, new product development, capital expenditures and other needs;

    - enhance our competitive position by increasing the confidence of our sales force and policy holders and causing regulatory authorities to regard our financial condition as strengthened;

    - enhance our credit profile with A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services; and

    - improve our ability to adjust in a timely fashion to changing market conditions.

WHAT DOES PENN TREATY'S BOARD OF DIRECTORS THINK OF THE EXCHANGE OFFER?

    While our Board believes that the exchange offer is in Penn Treaty's best interests, Penn Treaty is not making any recommendation regarding whether you should tender your Subordinated Notes in the exchange offer and, accordingly, you must make your own determination as to whether to tender your Subordinated Notes for exchange and accept the Exchange Notes we propose to give you. We urge you to read carefully this Offering Circular and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business set forth in the section of this Offering Circular captioned "Risk Factors," and make your own decision.

WHAT ARE THE SIGNIFICANT DIFFERENCES BETWEEN THE EXCHANGE NOTES AND THE SUBORDINATED NOTES?

    Our Exchange Notes will rank senior to our Subordinated Notes, but are similar to the Subordinated Notes in many respects. The terms of our Exchange Notes that differ significantly from the terms of our Subordinated Notes are the maturity date, conversion price, mandatory conversion provision, terms of redemption and the amount of a judgment against Penn Treaty that will constitute an event of default under the indenture. Our Exchange Notes mature on October 15, 2008 and are convertible at a price of $5.31 per share while our Subordinated Notes mature December 1, 2003 and are convertible at a price of $28.44 per share. Our Exchange Notes automatically convert into shares of

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our common stock if the average closing share price of our common stock is equal to at least $5.84 during any 15 consecutive trading days beginning on or after October 15, 2004 and we have sufficient shares of common stock available for issuance. Conversion of the Subordinated Notes is not mandatory. We may redeem any or all of the Exchange Notes at any time on or after October 15, 2004 at a price equal to the principal amount plus accrued unpaid interest. Our Subordinated Notes are currently redeemable at a price equal to 101.04% of the principal amount plus accrued unpaid interest and will be redeemable on or after December 1, 2002 at a price equal to the principal amount plus accrued unpaid interest. In addition, the amount of a judgment or decree entered by a court of competent jurisdiction against us or our subsidiaries that will, after deducting the portion accepted by an insurance company, trigger an event of default under the indenture has been increased from $10 million for the Subordinated Notes to $25 million for the Exchange Notes.

WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER OR NOT TO TENDER MY SUBORDINATED NOTES?

    In deciding whether to exchange your Subordinated Notes for the Exchange Notes, you should consider carefully the discussion of risks and uncertainties affecting our business described in the section of this Offering Circular captioned "Risk Factors."

WILL I GIVE UP ANY LEGAL RIGHTS BY TENDERING MY SUBORDINATED NOTES?

    Yes. By tendering your Subordinated Notes in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including, without limitation, interest payments with respect to the Subordinated Notes, and you agree that Penn Treaty's obligations to you under the Exchange Note indenture and the Exchange Notes described in this Offering Circular supersede and replace in their entirety Penn Treaty's obligations to you under the Subordinated Note indenture, the Subordinated Notes and any other documents executed in connection therewith.

IS PENN TREATY PRESENTLY ABLE TO ISSUE THE EXCHANGE NOTES?

    The consideration we are proposing to give you in the exchange offer consists of newly issued Exchange Notes. We are not required to have an effective registration statement on file with the SEC to register the issuance of the Exchange Notes in the exchange offer because the exchange offer is being extended to you in reliance on the exemption from registration provided by
Section 3(a)(9) of the Securities Act and has not been registered with the SEC. Accordingly, the issuance of these securities need not be delayed pending SEC review of a registration statement filing. Provided that none of the events described in the section of this Offering Circular captioned "The Exchange Offer--Conditions to the Exchange Offer" has occurred, Penn Treaty expects to be able to issue the exchange offer consideration immediately following the expiration of the exchange offer. For more information regarding the timing of the issuance of the Exchange Notes in the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Acceptance of Subordinated Notes for Exchange; Delivery of Exchange Notes."

DOES PENN TREATY CURRENTLY HAVE A SUFFICIENT NUMBER OF SHARES AVAILABLE FOR ISSUANCE UPON CONVERSION OF THE EXCHANGE NOTES?

    We currently do not have a sufficient number of shares of common stock available for issuance upon the conversion of all of the Exchange Notes, the exercise of all outstanding options granted by Penn Treaty pursuant to our stock option plans and the four tranches of warrants granted to Centre Solutions (Bermuda) Limited in a reinsurance transaction we entered into in February 2002. See the section of this Offering Circular captioned "Agreements Related to Penn Treaty." However, we will, as soon as practicable, seek and recommend the approval of our shareholders to amend our articles of incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of all such Exchange Notes as well as exercise of all outstanding options and

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warrants. In the event you desire to convert all, or any portion, of Exchange
Notes into shares of common stock and we do not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of your Exchange Notes for which there is an insufficient number of shares of common stock, we will pay to you an amount in cash equal to the market price of the shares of common stock into which the Exchange Notes are then convertible. There can be no assurance that we will have sufficient funds available when necessary to make any required cash payments in lieu of delivering common stock to Exchange Note holders seeking to convert Exchange Notes into shares of common stock.

CAN I TRANSFER THE EXCHANGE NOTES AND COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE EXCHANGE NOTES TO THIRD PARTIES?

    The resale of the Subordinated Notes and the common stock the Subordinated Notes are convertible into was registered by us under a registration statement on Form S-3, which became effective on April 11, 1997. The exchange offer is being extended to you in reliance on the exemption from registration provided by
Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your Subordinated Notes will have similar characteristics to the Subordinated Notes with respect to transfer to third parties. If your Subordinated Notes are freely tradable, the Exchange Notes and the common stock issuable upon the conversion of the Exchange Notes can be transferred freely.

WILL THE EXCHANGE NOTES BE LISTED FOR TRADING?

    The Exchange Notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. Our common stock is listed for trading on the New York Stock Exchange under the symbol "PTA." We intend to apply for the listing of our common stock issuable upon the conversion of the Exchange Notes. For more information regarding the trading markets for the Exchange Notes we propose to give you, please see the sections of this Offering Circular captioned "Risk Factors," "Market for Common Stock" and "Dividend Policy."

WHAT WILL BE THE FEDERAL INCOME TAX CONSEQUENCES TO ME OF THE EXCHANGE OFFER?

    THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER WILL DEPEND ON YOUR INDIVIDUAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

    The law is unclear as to whether you will recognize for federal income tax purposes, any gain or loss realized by you on the exchange (i.e., the difference between (a) your tax basis in the Subordinated Notes and (b) the face amount of the Exchange Notes in exchange for the Subordinated Notes). A non-U.S. holder will generally not be subject to U.S. Federal income tax on any gain resulting from the exchange. For more information regarding the tax consequences to you of the exchange offer, please see the section of this Offering Circular captioned "Certain United States Federal Income Tax Considerations."

IS PENN TREATY'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE EXCHANGE OFFER?

    The consideration we are offering to give you in the exchange offer consists of Exchange Notes. Our financial condition is relevant to your decision whether to tender in the offer because it relates to whether we will be able to meet our interest and principal payment obligations under the Exchange Notes and the value of the common stock upon conversion of the Exchange Notes. Although there is no guarantee that we will be able to repay the Exchange Notes, by accepting the exchange offer we believe you will improve your position with respect to other current or future subordinated debt

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holders. Detailed historical financial information concerning Penn Treaty can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. We have also provided selected consolidated financial information concerning Penn Treaty in the section of this Offering Circular captioned "Selected Consolidated Financial Information."

WILL PENN TREATY RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

    No. We will not receive any cash proceeds from the exchange offer.

WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?

    THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT OF SUBORDINATED NOTES. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF CUSTOMARY CONDITIONS, WHICH WE MAY WAIVE. If any of these conditions are not satisfied, we will not be obligated to accept any properly tendered Subordinated Notes for exchange. In addition, we may decide to terminate the exchange offer for any reason or no reason and not accept for exchange any tendered Subordinated Notes. For more information regarding the conditions to the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Conditions to the Exchange Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER?

    You will have until 12:00 midnight, New York City time, on September 26, 2002 to decide whether to tender your Subordinated Notes in the exchange offer. If you cannot deliver the Subordinated Notes certificates and other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offering Circular. For more information regarding the time period for tendering your Subordinated Notes, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

CAN THE EXCHANGE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We can elect to extend the exchange offer in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all Subordinated Notes previously tendered and not withdrawn will remain subject to the exchange offer and we may accept them for exchange. For more information regarding our right to extend the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED?

    If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. For more information regarding notification of exchange offer extensions, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

HOW DO I TENDER MY SUBORDINATED NOTES?

    To tender your Subordinated Notes, you must deliver the certificates representing your Subordinated Notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Wells Fargo Bank Minnesota, N.A., the exchange agent for the exchange offer, not later than the time the exchange offer expires. If your Subordinated Notes are held in street name--that is, through a broker, dealer or other nominee-the Subordinated Notes can be tendered by your nominee through The Depository Trust Company, which we refer to in this Offering Circular as

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DTC. If you cannot provide the exchange agent with all required documents prior to the expiration of the exchange offer, you may obtain additional time to do so by submitting, prior to the expiration of the exchange offer, a Notice of Guaranteed Delivery to the exchange agent, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You must also guarantee that these items will be received by the exchange agent within three New York Stock Exchange trading days after the date the exchange agent received your Notice of Guaranteed Delivery. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading-day period. For more information regarding the procedures for tendering your Subordinated Notes, please see the section of this Offering Circular captioned "The Exchange Offer--Procedures for Tendering Subordinated Notes."

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SUBORDINATED NOTES?

    You can withdraw previously tendered Subordinated Notes at any time until the exchange offer has expired and, if we have not agreed to accept your Subordinated Notes for exchange by December 31, 2002, you can withdraw them at any time after that date until we do accept your Subordinated Notes for exchange. For more information regarding your right to withdraw tendered Subordinated Notes, please see the section of this Offering Circular captioned "The Exchange Offer--Withdrawal of Tenders."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SUBORDINATED NOTES?

    To withdraw previously tendered Subordinated Notes, you must deliver a written notice of withdrawal, or a facsimile of one, to the exchange agent, with all information required by the notice of withdrawal completed, while you still have the right to withdraw the Subordinated Notes. For more information regarding the procedures for withdrawing tendered Subordinated Notes, please see the section of this Offering Circular captioned "The Exchange Offer--Withdrawal of Tenders."

WHEN WILL I RECEIVE THE EXCHANGE NOTES IN EXCHANGE FOR MY SUBORDINATED NOTES?

    Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all Subordinated Notes that are properly tendered and not withdrawn prior to the expiration of the exchange offer at 12:00 midnight, New York City time, on September 26, 2002. Promptly following this date, Exchange Notes will be delivered and paid in exchange for all Subordinated Notes that are properly tendered and not withdrawn. For more information regarding our obligation to issue the Exchange Notes in exchange for tendered Subordinated Notes, please see the section of this Offering Circular captioned "The Exchange Offer--Acceptance of Subordinated Notes for Exchange; Delivery of Exchange Notes."

WHAT HAPPENS IF MY SUBORDINATED NOTES ARE NOT ACCEPTED FOR EXCHANGE?

    If we decide for any reason not to accept any Subordinated Notes for exchange, we will return the Subordinated Notes to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Subordinated Notes tendered by book-entry transfer into the exchange agent's account at DTC, as described above, DTC will credit any withdrawn or unaccepted Subordinated Notes to the tendering holder's account at DTC. For more information regarding the withdrawal of tendered Subordinated Notes, please see the sections of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes" and "--Withdrawal of Tenders."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

    If you have questions regarding the information in this Offering Circular or the exchange offer generally, please contact Philadelphia Brokerage Corporation, the information agent for the exchange offer. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your Subordinated Notes, please contact Wells Fargo Bank Minnesota, N.A., the exchange agent for the exchange offer. If you would like to obtain additional copies of this Offering Circular or the enclosed letter of transmittal or copies of our Second Quarter 2002 Quarterly Report on Form 10-Q, our 2001 Annual Report on Form 10-K for the fiscal year ended December 31, 2001, our 2002 Current Reports on Form 8-K or our 2002 Annual Meeting Proxy Statement, please contact the information agent or the exchange agent of this exchange offer at the addresses and telephone numbers listed on the back cover page of this Offering Circular. You can also contact Penn Treaty by writing to us at the following address:

                        Penn Treaty American Corporation
                               3440 Lehigh Street
                         Allentown, Pennsylvania 18103
  Attn: Cameron B. Waite, Executive Vice President and Chief Financial Officer

    For more information regarding Penn Treaty, please see the section of this Offering Circular captioned "Where You Can Find More Information."

         SUMMARY DESCRIPTION OF THE EXCHANGE NOTES AND OUR COMMON STOCK

                            ------------------------

                                 EXCHANGE NOTES

                            ------------------------

ISSUER...............................  Penn Treaty American Corporation

DEBT SECURITIES OFFERED..............  Up to $74,750,000 aggregate principal amount at issuance of
                                       6 1/4% Convertible Subordinated Notes due 2008 to be issued under an indenture between Penn Treaty and Wells Fargo Bank
                                       Minnesota, N.A., as trustee.

MATURITY DATE........................  October 15, 2008

INTEREST.............................  Interest on the Exchange Notes will accrue at the rate of
                                       6 1/4% per annum and will be payable semi-annually on
                                       October 15 and April 15 of each year, commencing on
                                       October 15, 2002. Interest on the Exchange Notes begins
                                       accruing as of June 1, 2002.

CONVERSION...........................  A holder of an Exchange Note is entitled to convert it into shares of our common stock at any time, at a conversion
                                       price of $5.31 per share, subject to customary anti-dilution adjustments. If an Exchange Note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the
                                       redemption date. An Exchange Note in respect of which a
                                       holder has delivered a change in control purchase notice
                                       exercising that holder's option to require us to purchase
                                       that holder's Exchange Note, may be converted only if the
                                       change in control purchase notice is withdrawn by a written notice of withdrawal delivered by the holder to Penn Treaty not later than the close of business on the second business day prior to the change in control purchase date, in
                                       accordance with the terms of the indenture. If an Exchange
                                       Note holder desires to convert his or her Exchange Notes
                                       into common stock and we do not have a sufficient number of shares of common stock available for such conversion, in
                                       lieu of delivering shares of common stock upon conversion of the portion of such Exchange Notes for which there is an
                                       insufficient number of shares of common stock, we will pay an amount of cash equal to the market price of the shares of common into which the Exchange Notes are then convertible.

MANDATORY CONVERSION.................  If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after
                                       October 15, 2004 is at least 10% greater than the conversion price ($5.84) of the Exchange Notes and we have sufficient shares of common stock available for issuance, then holders of the Exchange Notes are required to convert their Exchange
                                       Notes into common stock at the conversion price set forth on the cover page of this Offering Circular ($5.31).

RANKING; SUBORDINATION...............  The Exchange Notes will constitute general unsecured obligations of Penn Treaty, will be senior to the
                                       Subordinated Notes and will be subordinated in right of
                                       payment to all existing and future Senior Indebtedness (as defined herein) of Penn Treaty. As of August 22, 2002 the
                                       Company had approximately $1,538,000 of Senior Indebtedness outstanding. In addition, because our operations are
                                       conducted through subsidiaries, claims of holders of
                                       indebtedness of such subsidiaries, as well as claims of
                                       regulators and creditors of such subsidiaries, will have
                                       priority with respect to the assets and earnings of such
                                       subsidiaries over the claims of creditors of Penn Treaty,
                                       including the Exchange Note holders. As of June 30, 2002,
                                       the aggregate liabilities as described herein of such
                                       subsidiaries were approximately $707,773,000. The indenture will not limit the amount of additional Senior Indebtedness or other indebtedness which Penn Treaty can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness which any subsidiary can create, incur,
                                       assume or guarantee.

LISTING..............................  The Exchange Notes are not listed for trading on any national securities exchange authorized to be quoted in any inter-dealer quotation system of any national securities
                                       association and we do not intend to apply for either listing or quotation. However, certain broker/dealers make a market in our Subordinated Notes.

OPTIONAL REDEMPTION..................  The Exchange Notes are redeemable, in whole or in part, at our option, at any time after October 15, 2004, at a price equal to the principal amount of the Exchange Notes plus
                                       accrued interest. See "Description of Exchange
                                       Notes--Optional Redemption by Penn Treaty."

CHANGE OF CONTROL....................  In the event of a Change of Control (as defined herein) of
                                       Penn Treaty, holders of the Exchange Notes will have the
                                       right, at the holder's option, subject to the terms and
                                       conditions of the indenture, to require us to repurchase all or any part of the holder's Exchange Notes, provided that
                                       the principal amount must be $1,000 or an integral multiple of $1,000, at a price equal to 101% of the principal amount of that holder's Exchange Notes plus accrued and unpaid
                                       interest.

REGISTRATION.........................  The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9)
                                       of the Securities Act and has not been registered with the
                                       SEC. The resale of the Subordinated Notes was registered by us under a registration statement on Form S-3. If you
                                       currently hold Subordinated Notes that are freely tradable, then Exchange Notes you receive in the exchange should be
                                       freely tradable.

                            ------------------------

                                  COMMON STOCK

                            ------------------------

ISSUER...............................  Penn Treaty American Corporation

EQUITY SECURITIES OFFERED............  Shares of common stock, par value $.10 per share, of Penn
                                       Treaty American Corporation, issuable upon the conversion of the Exchange Notes.

LISTING..............................  The common stock is currently trading on the New York Stock
                                       Market under the symbol "PTA." We intend to apply for
                                       listing on the New York Stock Exchange of the shares of
                                       common stock issuable upon the conversion of the Exchange
                                       Notes.

MARKET PRICE.........................  On August 27, 2002, the closing price per share of our common stock on the New York Stock Exchange was $3.85.

DIVIDENDS............................  We have never paid any dividends and have no present intention to pay any dividends for the foreseeable future.

REGISTRATION.........................  The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9)
                                       of the Securities Act and has not been registered with the
                                       SEC. The resale of the Subordinated Notes and common stock issuable upon conversion was registered by us under a
                                       registration statement on Form S-3. If you currently hold
                                       Subordinated Notes that are freely tradable, then the common stock you receive upon conversion of the Exchange Notes you receive in the exchange should be freely tradable.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table presents our selected consolidated financial information for each of the years ended December 31, 1997, 1998, 1999, 2000 and 2001, which have been derived from our Consolidated Financial Statements. The selected data for each of the six month periods ended June 30, 2001 and 2002, which have been derived from our unaudited Consolidated Financial Statements, reflect in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results for the six month period ended June 30, 2002 are not necessarily indicative of results for the full year. The selected financial data should be read in conjunction with our unaudited Consolidated Financial Statements and related notes set forth in our Second Quarter 2002 Quarterly Report on Form 10-Q and our audited consolidated financial statements and related notes set forth in our Annual Report on Form 10-K for the fiscal year ended 2001, each of which is incorporated herein by reference. All amounts in the table are expressed in thousands, except per share data and ratios. Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our SEC filings are incorporated by reference in this Offering Circular. See "Incorporation of Certain Documents by Reference."

                                                                                                               SIX MONTHS ENDING
                                                                                                                   JUNE 30,
                                                                                                              -------------------
                                                         1997       1998       1999       2000       2001       2001       2002
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Total premiums.....................................  $167,680   $223,692   $292,516   $357,113   $350,391   $186,058   $168,142
  Net investment income..............................    17,009     20,376     22,619     27,408     30,613     13,910     19,707
  Net realized (losses) gains........................     1,417      9,209      5,393        652      4,367        854     14,564
  Trading account loss...............................        --         --         --         --     (3,428)    (1,324)        --
  Market loss on experience account..................        --         --         --         --         --         --     (8,654)
  Other income.......................................       417        885      6,297      8,096      9,208      4,765      7,814
                                                       --------   --------   --------   --------   --------   --------   --------
  Total revenues.....................................   186,523    254,162    326,825    393,269    382,417    202,555    201,573
                                                       --------   --------   --------   --------   --------   --------   --------

Benefits and expenses:
  Benefits to policyholders..........................   123,865    154,300    200,328    243,571    239,155    132,372    142,702
  Commissions........................................    55,240     80,273     96,752    102,313     76,805     45,824     24,507
  Net acquisition costs amortized (deferred)(1)......   (28,294)   (46,915)   (51,134)   (43,192)     9,860     (3,647)     4,451
  Impairment of net unamortized policy acquisition
    costs(2).........................................        --         --         --         --     61,800         --         --
  General and administrative expenses................    20,614     26,069     40,736     49,973     49,282     25,591     21,585
  Expense and risk charge and excise tax(3)..........        --         --         --         --      5,635         --      8,527
  Loss due to impairment of property and
    equipment(4).....................................        --         --      2,799         --         --         --         --
  Change in reserve for claim litigation.............        --         --         --      1,000       (250)      (250)        --
  Interest expense...................................     4,804      4,809      5,187      5,134      4,999      2,522      2,390
                                                       --------   --------   --------   --------   --------   --------   --------
  Total benefits and expenses........................   176,229    218,536    294,668    358,799    447,286    202,412    204,162
                                                       --------   --------   --------   --------   --------   --------   --------

Income (loss) before federal income taxes and
  cumulative effect of accounting change.............    10,294     35,626     32,157     34,470    (64,869)       143     (2,589)
Provision (benefit) for federal income taxes.........     2,695     11,578     10,837     11,720    (16,280)        49       (880)
                                                       --------   --------   --------   --------   --------   --------   --------

Net income (loss) before cumulative effect of
  accounting change(5)...............................  $  7,599   $ 24,048   $ 21,320   $ 22,750   $(48,589)  $     94   $ (1,709)
                                                       ========   ========   ========   ========   ========   ========   ========
Net income (loss)....................................  $  7,599   $ 24,048   $ 21,320   $ 22,750   $(48,589)  $     94   $ (6,860)
Basic earnings per share before cumulative effect of
  accounting change(5)...............................  $   1.01   $   3.17   $   2.83   $   3.13   $  (3.41)  $   0.01   $  (0.09)
                                                       ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share before cumulative effect
  of accounting change(5)............................  $   0.98   $   2.40   $   2.64   $   2.61   $  (3.41)  $   0.01   $  (0.09)
                                                       ========   ========   ========   ========   ========   ========   ========
Basic earnings per share.............................  $   1.01   $   3.17   $   2.83   $   3.13   $  (3.41)  $   0.01   $  (0.36)
                                                       ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share...........................  $   0.98   $   2.40   $   2.64   $   2.61   $  (3.41)  $   0.01   $  (0.36)
                                                       ========   ========   ========   ========   ========   ========   ========
Weighted average shares outstanding(6)...............     7,540      7,577      7,533      7,279     14,248      9,585     19,102
Weighted average diluted shares outstanding(7).......     7,758     10,402     10,293      9,976     14,248      9,594     19,102

OTHER SUPPLEMENTAL DATA:
Net operating income(8)..............................  $  6,553   $ 17,832   $ 19,600   $ 23,180   $  6,838   $  1,531   $    473
Net operating income excluding goodwill
  amortization(9)....................................  $  6,784   $ 18,043   $ 20,259   $ 24,034   $  7,691   $  1,957   $    473

GAAP RATIOS:
Loss ratio...........................................      73.9%      69.0%      68.5%      68.2%      68.3%      71.1%      84.9%
Expense ratio(10)....................................      31.2%      28.7%      31.3%      32.0%      59.0%      36.5%      37.5%
                                                       --------   --------   --------   --------   --------   --------   --------
Total................................................     105.1%      97.7%      99.8%     100.2%     127.3%     107.6%     122.4%
                                                       ========   ========   ========   ========   ========   ========   ========
Return on average equity(11).........................       6.0%      16.6%      13.5%      13.1%     (25.5)%      0.0%       1.8%

SELECTED STATUTORY DATA:
Net premiums written(12).............................  $167,403   $143,806   $208,655   $130,676   $(64,689)
Statutory surplus (beginning of period)..............  $ 81,795   $ 67,249   $ 76,022   $ 67,070   $ 30,137
Ratio of net premiums written to statutory surplus...       2.0x       2.1x       2.7x       1.9x      (2.2)x

                                                                                                                      AS
                                                                     DECEMBER 31,                                  ADJUSTED
                                                 ----------------------------------------------------   JUNE 30,   JUNE 30,
                                                   1997       1998       1999       2000       2001       2002       2002
                                                 --------   --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA:
Total investments..............................  $301,787   $338,889   $373,001   $366,126   $488,591   $ 25,646   $ 25,646
Total assets...................................   465,772    580,552    697,639    856,131    941,158    960,460    960,460
Total debt.....................................    76,752     76,550     82,861     81,968     79,190     76,288     76,288
Shareholders' equity...........................   132,756    157,670    158,685    188,062    192,796    177,937    177,937
Book value per share...........................  $  17.53   $  20.79   $  21.81   $  25.81   $  10.24   $   9.20   $   9.20

                NOTES TO SELECTED FINANCIAL DATA (IN THOUSANDS)

(1) Effective September 10, 2001, we discontinued the sale, nationally, of all new long-term care insurance policies until our Corrective Action Plan was completed and approved by the Pennsylvania Insurance Department. As a result, there was a substantial reduction in the deferral of costs associated with new policy issuance, while we continued to amortize existing deferred acquisition costs.

(2) Effective December 31, 2001, we entered a reinsurance agreement for substantially all of our long-term care insurance policies. The agreement requires us to pay an annual expense and risk charge to the reinsurer in the event we later commute the agreement. Primarily as a result of these anticipated charges, we determined to impair the value of our net unamortized policy acquisition costs by $61,800.

(3) As a result of our December 31, 2001 reinsurance agreement with a foreign reinsurer, we must pay federal excise tax of 1% on all ceded premium. The 2001 expense represents excise taxes due for premiums transferred at the inception of the contract. Beginning in 2002, we also accrue an annual expense and risk charge payable to the reinsurer in the event of future commutation of the agreement.

(4) During 1999, we discontinued the implementation of a new computer system, for which we had previously capitalized $2,799 of licensing, consulting and software costs. When we decided not to use this system, its value became fully impaired.

(5) Excludes ($5,151) impairment charge of goodwill from the adoption of SFAS Nos. 141 and 142, which was recorded as a cumulative effect from accounting change. In 2002, in accordance with SFAS No. 142, we determined that the goodwill associated with our insurance subsidiaries was impaired and recognized an impairment loss of $5,151, which we recorded as a cumulative effect of change in accounting principle. In 2002 we ceased the amortization of goodwill expense.

(6) On May 25, 2001, we issued approximately 11,547 new common shares of our common stock, for net proceeds of $25,726, through an investor rights offering. We also issued approximately 510 new shares in 2002 through a direct equity placement.

(7) Diluted shares outstanding includes shares issuable upon the conversion of our existing convertible debt and exercise of options outstanding, except in 2001 and for the period ending June 30, 2002, for which the inclusion of such shares would be anti-dilutive. The inclusion of converted shares from the Exchange Notes is expected to produce significant dilution in earnings per share in future periods.

(8) Net operating income excludes the effect, net of taxes, of (1) net realized gains and losses from the sale of our investments in cash and qualified securities in all years, the market value adjustment of our experience account, and trading account losses, (2) our 1999 property and equipment impairment charge, (3) our 2001 DAC impairment charge and excise tax expense and (4) our tax valuation allowance in 2001. Net operating income is not calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for net income calculated in accordance with GAAP. Different companies calculate net operating income differently and therefore net operating income as presented for us may not be comparable to net operating income reported by other companies.

(9) Net operating income excluding goodwill amortization excludes the effect, net of taxes, of amortization of goodwill. This amount is not calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for net income calculated in accordance with GAAP. Different companies calculate net operating income differently and therefore net operating income as presented for us may not be comparable to net operating income reported by other companies.

(10) Expense ratios exclude the impact of reduced commissions and increased general and administrative expenses resulting from the 1999 and 2000 acquisitions of our agency subsidiaries.

(11) Return on average equity is calculated by dividing net income by the average of equity at the beginning and end of each period.

(12) Under statutory accounting principles, ceded reserves are accounted for as offsetting negative benefits and negative premium. Our 2001, 2000 and 1999 premium is reduced by $408,093, $225,741 and $90,230, respectively from reinsurance transactions.

                                  RISK FACTORS

    BEFORE DECIDING TO EXCHANGE YOUR SECURITIES YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED IN THIS OFFERING CIRCULAR, AS WELL AS OTHER INFORMATION WE INCLUDE OR INCORPORATE BY REFERENCE IN THIS OFFERING CIRCULAR AND THE ADDITIONAL INFORMATION IN THE REPORTS THAT WE FILE WITH THE SEC. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT PRESENTLY KNOW ABOUT, THAT WE CURRENTLY BELIEVE ARE IMMATERIAL OR WHICH ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN OUR INDUSTRY OR BUSINESS IN GENERAL, MAY ALSO ADVERSELY IMPACT OUR BUSINESS. IF ANY OF THE RISKS DESCRIBED ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                        RISKS PARTICULAR TO PENN TREATY

WE COULD SUFFER A LOSS IF OUR PREMIUM RATES ARE NOT ADEQUATE AND WE MAY BE REQUIRED TO REFUND OR REDUCE PREMIUMS IF OUR PREMIUM RATES ARE DETERMINED TO BE TOO HIGH.

    We set our premiums based on facts and circumstances known at the time and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the severity and duration of the claim and the mortality rate of our policyholder base, the persistency or renewal of our policies in-force and the interest rate which we expect to earn on the investment of premiums. In setting premiums, we consider historical claims information, industry statistics and other factors. If our actual experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our net income may decrease. We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We have filed and are preparing to file rate increases on the majority of our products. We cannot assure you that we will be able to obtain approval for premium rate increases from existing requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. Our reinsurance coverage with Centre Solutions (Bermuda) Limited may also be reduced if we fail to obtain required rate increases.

    If we are successful in obtaining regulatory approval to raise premium rates, the increased premiums may reduce our sales and cause policyholders to let their policies lapse. Increased lapsation would reduce our premium income and would require us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

    Insurance regulators also require us to maintain certain minimum statutory loss ratios on the policies that we sell. We must pay out, on average, a certain minimum percentage of premiums as benefits to policyholders. State regulations also mandate the manner in which insurance companies may compute loss ratios and the manner in which compliance is measured and enforced. If our policies are not in compliance with state mandated minimum loss ratios, state regulators may require us to reduce or refund premiums.

WE MAY BE UNABLE TO SERVICE AND REPAY OUR DEBT OBLIGATIONS UNDER OUR OUTSTANDING SUBORDINATED NOTES OR THE EXCHANGE NOTES IF OUR SUBSIDIARIES CANNOT PAY SUFFICIENT DIVIDENDS OR MAKE OTHER CASH PAYMENTS TO US.

    We are an insurance holding company whose assets principally consist of the capital stock of our operating subsidiaries. Our ability to redeem, repurchase or make interest payments on our outstanding debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to us. Our insurance subsidiaries are subject to state laws and regulations and an order of the Pennsylvania Insurance Department, which restrict their ability to pay dividends and make other payments to us. If a sufficient amount of the Subordinated Notes are not exchanged for Exchange Notes, we cannot assure you that we will be able to service and repay our Subordinated Notes through their maturity in December 2003. We do not expect our subsidiaries to have sufficient dividend capability to enable us to repay all of our currently outstanding 6 1/4% Convertible Subordinated Notes of $74,750,000 due December 2003.

OUR RESERVES FOR FUTURE POLICY BENEFITS AND CLAIMS MAY BE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES AND RESULTING IN REDUCED NET INCOME AND BOOK VALUE.

    We calculate and maintain reserves for the estimated future payment of claims to our policyholders using the same actuarial assumptions that we use to set our premiums. Establishing reserves is an uncertain process, and we cannot assure you that actual claims expense will not materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would suffer an increase in liabilities resulting in reduced net income.

    Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. Due to the inherent uncertainty in establishing reserves, it has been necessary in the past for us to increase the estimated future liabilities reflected in our reserves for claims and policy expenses. In 1999, we added approximately
$4.1 million to our claim reserves for 1998 and prior claim incurrals; in 2000, we added approximately $6.6 million to our claim reserves for 1999 and prior claim incurrals; and in 2001, we added approximately $8.8 million to our claim reserves for 2000 and prior claim incurrals. Our additions to prior year incurrals in 2001 resulted from a continuance study performed by our consulting actuary. We also increased claim reserves in 2001 by $1.6 million as a result of utilizing a lower interest rate for the purpose of discounting our future liabilities. Over time, it may continue to be necessary for us to increase our reserves.

    New insurance products, such as our Independent Living, Assisted Living and Personal Freedom policies, entail a greater risk of unanticipated claims than products, which have more extensive historical claims data, such as long-term nursing home and home health care insurance. We believe that individuals may be more inclined to use home health care than nursing home care, which is generally only considered after all other possibilities have been exhausted. Accordingly, we believe that home health care policies entail a greater risk of wide variations in claims experience than nursing home insurance. Because we have relatively limited claims experience with these products, we may incur higher than expected losses and expenses and may be required to adjust our reserve levels with respect to these products.

WE MAY RECOGNIZE A DISPROPORTIONATE AMOUNT OF POLICY COSTS IN ONE FINANCIAL REPORTING PERIOD IF OUR ESTIMATES WITH RESPECT TO THE DURATION OF OUR POLICIES ARE INACCURATE.

    We recognize policy costs over the life of each policy we sell. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commission, underwriting and other policy issue expenses. We employ the same actuarial assumptions used to compute premiums and reserves to determine the period over which to amortize policy costs.

    Upon the occurrence of an unanticipated termination of a policy, we must fully expense deferred acquisition costs associated with the terminated policy. If actual experience adversely differs from our actuarial assumptions or if policies are terminated early by the insured or by us, we would recognize a disproportionate amount of policy expenses at one time, which would negatively affect our net income for that period.

    Annually, we determine if the future profitability of current in-force policies is sufficient to support our remaining deferred acquisition cost amount. This determination may include assumptions regarding the current need for and future implementation of premium rate increases. We believe that we need certain rate increases in order to generate sufficient profitability to offset our current deferred acquisition costs. In the event that profits are considered insufficient to fully support the deferred acquisition costs, or if we are unable to obtain anticipated premium rate increases, we would impair the value of our deferred acquisition expense asset and would recognize a disproportionate amount of policy expenses at one time, which would negatively affect our net income for that period.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH INSURERS WHO HAVE GREATER FINANCIAL RESOURCES OR HIGHER FINANCIAL STRENGTH RATINGS.

    We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger and have greater resources and higher financial strength ratings than we do and have not experienced the regulatory problems we have faced. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from additional private insurance carriers introducing products similar to those offered by us. Also, the removal of regulatory barriers (including as a result of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) might result in new competitors entering the long-term care insurance business. These new competitors may include diversified financial services companies that have greater financial resources than we do and that have other competitive advantages, such as large customer bases and extensive branch networks for distribution.

WE MAY SUFFER REDUCED INCOME IF GOVERNMENTAL AUTHORITIES CHANGE THE REGULATIONS APPLICABLE TO THE INSURANCE INDUSTRY.

    We are licensed to do business as an insurance company in all states and are subject to comprehensive regulation by the insurance regulatory authorities of those states. The primary purpose of such regulation is to protect policyholders, not shareholders. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, prescribing accounting principles and practices, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade, market conduct and claims practices, establishing statutory reserve requirements and solvency standards, limiting dividends, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments.

    State insurance regulators and the National Association of Insurance Commissioners ("NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition. In particular, rate rollback legislation and legislation to control premiums, policy terminations and other policy terms may affect the amount we may charge for insurance premiums. In addition, some state legislatures have discussed and implemented proposals to limit rate increases on long-term care insurance products. Because insurance premiums are our primary source of income, our net income may be negatively affected by any of these changes. Many states are now disallowing coverage exclusions incurred as a result of war or terrorist acts. We have proactively removed these exclusions in some states, but cannot be certain that our financial results would not be adversely affected by such acts.

    Proposals currently pending in the U.S. Congress may affect our income. These include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied. Enactment of any of these proposals could adversely affect our net income. In addition, recent federal financial services legislation requires states to adopt laws for the protection of consumer privacy. Compliance with various existing and pending privacy requirements also could result in significant additional costs to us.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.

    We distribute our products principally through independent agents whom we recruit and train to market and sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. We compete vigorously with other insurance companies for productive independent agents, primarily on the basis of our financial position, support services, compensation and product features. We may not be able to continue to attract and retain independent agents to sell our products, especially if we are unable to obtain permission to recommence sales in a larger number of states, restore our capital and surplus and improve our financial strength ratings. Our business and ability to compete would suffer if we are unable to recruit and retain insurance agents and if we lose the services provided by our marketing agents.

OUR BUSINESS IS CONCENTRATED IN A FEW STATES.

    Historically, our business has been concentrated in a few states. Over the past four fiscal years, approximately half of our premiums were from sales of policies in California, Florida and Pennsylvania. Increased competition, changes in economic conditions, legislation or regulations, rating agency downgrades, statutory surplus deficiencies or the loss of our ability to write business due to regulatory intervention in any of these states could significantly affect our results of operations or prospects. In 2001, we voluntarily ceased new sales in these states as a result of our subsidiary's statutory surplus position. We recommenced sales in Pennsylvania, Florida and 27 other states since
February 2002 and petitioned California, where sales have historically accounted for approximately 14% of our business, for reentry. Until the necessary approvals are received, we are unable to sell new policies in California and in 20 other states. As a result of not selling policies in these states, or if we fail to recommence sales in other states, our financial condition may be materially adversely affected.

DECLINES IN THE VALUE OR THE YIELDS ON OUR INVESTMENT PORTFOLIO AND SIGNIFICANT DEFAULTS IN OUR INVESTMENT PORTFOLIO MAY ADVERSELY AFFECT OUR NET INCOME.

    Income from our investment portfolio is a significant element of our overall net income. If our investments do not perform well, we would have reduced net income and could suffer a net loss. We are susceptible to changes in market rates when cash flows from maturing investments are reinvested at prevailing market rates. Accordingly, a prolonged decrease in interest rates or in equity security prices or an increase in defaults on our investments could adversely affect our net income.

    Effective December 31, 2001, we entered a reinsurance agreement to reinsure, on a quota share basis, substantially all of our long-term care insurance policies in-force. The transaction resulted in the transfer of debt and equity securities of approximately $563,000,000 to the reinsurer and a funds withheld balance of $56,000,000. The agreement provides us the opportunity to commute on or after December 31, 2007. The reinsurer will maintain a notional experience account, which reflects the initial premium paid, future premiums collected net of claims, expenses and accumulated investment earnings. The notional experience account balance will receive an investment credit based upon the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of reserve liabilities. Periodic changes in the market values of the benchmark indices and hedges will be recorded in our financial statements as investment gains or losses in the period in which they occur. As a result, we will likely experience significant volatility in our future financial statements.

    In addition, we depend in part on income from our investment portfolio to fund our reserves for future policy claims and benefits. In establishing the level of our reserves, we make assumptions about the performance of our investments. If our investment income or the capital gains in our portfolio are lower than expected, we may have to increase our reserves, which could adversely affect our net income.

OUR REINSURANCE AGREEMENT IS SUBJECT TO AN AGGREGATE LIMIT OF LIABILITY, WHICH IS A FUNCTION OF CERTAIN FACTORS AND WHICH MAY BE REDUCED AS A RESULT OF OUR INABILITY TO OBTAIN CERTAIN RATE INCREASES.

    Our reinsurance agreement with Centre Solutions (Bermuda) Limited, effective December 31, 2001, is subject to certain coverage limitations and an aggregate limit of liability, which is a function of certain factors and which may be reduced as a result of our inability to obtain rate increases. This limit of liability is subject to certain events such as material breach of the covenants of the agreement, risk of changes in regulation or law and our inability to achieve rate increases deemed necessary by the provisions of the agreement. In the event that the reinsurer's limit of liability is reduced, our financial condition and statutory surplus could be materially adversely affected.

    All references to this reinsurance agreement or to Centre Solutions (Bermuda) Limited throughout this filing are intended to contain this statement of risk.

OUR REINSURERS MAY NOT SATISFY THEIR OBLIGATIONS TO US.

    We obtain reinsurance from unaffiliated reinsurers on most of our policies to increase the number and size of the policies we may underwrite and reduce the risk to which we are exposed. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred to the reinsurer, it does not relieve us of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims or that they will pay our reinsurance claims on a timely basis.

    Our Corrective Action Plan, as approved by the Pennsylvania Insurance Department, will result in a strengthening of our statutory reserves. A component of the Corrective Action Plan is a reinsurance agreement. If the reinsurer does not honor our agreement, if the limit of liability is reduced as a result of limitations and/or conditions contained in the reinsurance agreement, or if the agreement is cancelled, our statutory surplus would be materially adversely affected.

WE MAY NOT COMMUTE OUR REINSURANCE TRANSACTION ON DECEMBER 31, 2007, WHICH MAY CAUSE US TO INCUR INCREASED EXPENSES AND WOULD PERMIT THE REINSURER TO ACQUIRE PREFERRED STOCK POTENTIALLY CONVERTIBLE INTO A SUBSTANTIAL ADDITIONAL NUMBER OF SHARES OF COMMON STOCK; BREACH OF THE REINSURANCE AGREEMENT COULD ALSO RESULT IN SIGNIFICANT COSTS.

    Our reinsurance agreement contains commutation provisions and allows us to recapture the reserve liabilities and the current experience account balance as of December 31, 2007 or on December 31 of any year thereafter.

    If we choose not to or are unable to commute the agreement as planned, our financial results would likely suffer a materially adverse impact due to an escalation of the charges required to be paid to the reinsurer after December 31, 2007. Additionally, our reinsurance agreement contains covenants and conditions that, if breached, could result in a significant loss, requiring a payment of $2.5 million per quarter from the period of the breach through December 31, 2007. Any breach of the reinsurance agreement may also result in the immediate recapture of the reinsured business, which would have a material adverse effect on our subsidiaries' statutory surplus. In connection with the reinsurance agreement, we have granted the reinsurer four tranches of warrants to acquire convertible preferred stock. Three tranches of these warrants are currently exercisable for convertible preferred stock that would represent approximately 15 percent of our outstanding common stock after conversion. In the event we do not commute the agreements, an additional tranche of warrants will become exercisable for convertible preferred stock that, if converted, would represent approximately an additional 20 percent of our common stock outstanding after conversion, for a total of approximately 35% of the outstanding common stock after conversion of all four tranches of warrants.

WE MAY BE AFFECTED BY OUR FINANCIAL STRENGTH RATINGS DUE TO HIGHLY COMPETITIVE MARKETS.

    Our ability to expand and to attract new business is affected by the financial strength ratings assigned to our insurance company subsidiaries by A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services, two independent insurance industry rating agencies. A.M. Best's ratings for the industry range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." Some companies are unrated. A.M. Best and Standard & Poor's insurance company ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors. Our subsidiaries that are rated have A.M. Best ratings of "B- (fair)" and Standard & Poor's ratings of "B- (weak)."

    Certain distributors will not sell our group products unless we have a financial strength rating of at least an "A-." The inability of our subsidiaries to obtain higher A.M. Best or Standard & Poor's ratings will adversely affect the sales of our products if customers favor policies of competitors with better ratings. In addition, the recent downgrades and further downgrades in our ratings may cause our policyholders to allow their existing policies to lapse. Increased lapsation would reduce our premium income and would also cause us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapsed, thereby reducing our capital and surplus. Downgrades to our ratings may also lead some independent agents to sell fewer of our products or to cease selling our policies altogether.

WE MAY NOT HAVE ENOUGH CAPITAL AND SURPLUS TO CONTINUE TO WRITE BUSINESS.

    Our continued ability to write business is dependent upon our ability to continue to fund expansion of our markets and our network of agents while at the same time maintaining required minimum statutory levels of capital and surplus to support such business writing. Our new business writing typically results in net losses on a statutory basis during the early years of a policy, due primarily to differences in accounting practices between statutory accounting principles and generally accepted accounting principles. The resultant reduction in statutory surplus, or surplus strain, can limit our ability to generate new business due to statutory restrictions on premium to surplus ratios and required statutory surplus parameters. If we cannot generate sufficient statutory surplus to maintain minimum statutory requirements through increased statutory profitability, reinsurance or other capital generating alternatives, we will be limited in our ability to generate additional premium from new business writing, which would result in lower net income under generally accepted accounting principles, or, in the event that our statutory surplus is not sufficient to meet minimum state premium to surplus and risk based capital ratios, we could be prohibited from generating additional premium revenue.

    Furthermore, the insurance industry may undergo change in the future and, accordingly, new products and methods of service may also be introduced. In order to keep pace with any new developments, we may need to expend significant capital to offer new products and to train our agents and employees to sell and administer these products and services. We may also need to make significant capital expenditures for computer systems and other technology needed to market and administer our policies. We may not be successful in developing new products and we may not have the funds necessary to make capital expenditures. Any significant capital expenditures, or the failure to make necessary investments, may have a material adverse effect on us.

LITIGATION MAY RESULT IN FINANCIAL LOSSES, HARM TO OUR REPUTATION AND DIVERSION OF MANAGEMENT RESOURCES.

    We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer. In recent years, many insurance companies have been named as defendants in class actions relating to market conduct or sales practices, and other long-term care insurance companies have been sued when they sought to implement premium rate increases. We cannot assure you that we will not be named as a defendant in a similar case. Current and future litigation may result in financial losses, harm our reputation and require the dedication of significant management resources.

    The Company and certain of its key executive officers are defendants in consolidated actions that were instituted on April 17, 2001 in the United States District Court for the Eastern District of Pennsylvania by shareholders of the Company, on their own behalf and on behalf of a putative class of similarly situated shareholders who purchased shares of the Company's common stock between July 23, 2000 through and including March 29, 2001. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as a result of misstatements and omissions allegedly contained in the Company's periodic reports filed with the SEC, certain press releases issued by them, and in other statements made by its officials. The alleged misstatements and omissions relate, among other matters, to the statutory capital and surplus position of the Company's largest subsidiary, Penn Treaty Network America Insurance Company. On December 7, 2001, the defendants filed a motion to dismiss the complaint, which was denied on May 15, 2002. We believe that the complaint is without merit, and we will continue to vigorously defend the matter. On July 1, 2002, the defendants filed an answer to the complaint, denying all liability. Plaintiffs filed a motion for class certification on August 15, 2002, which is currently pending.

WE ARE DEPENDENT UPON KEY PERSONNEL AND OUR OPERATIONS COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES.

    Our success largely depends upon the efforts of our senior operating management. The loss of the services of one or more of our key personnel could have a material adverse effect on our operations.

CERTAIN ANTI-TAKEOVER PROVISIONS IN STATE LAW AND OUR ARTICLES OF INCORPORATION MAY MAKE IT MORE DIFFICULT TO ACQUIRE US AND THUS MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    Our Restated and Amended Articles of Incorporation, the Pennsylvania Business Corporation Law of 1988, as amended, and the insurance laws of states in which our insurance subsidiaries do business contain certain provisions which could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us difficult, even if such a transaction would be beneficial to the interests of our shareholders, or discourage a third party from attempting to acquire control of us. In particular, the classification of our board of directors could have the effect of delaying a change in control. Insurance laws and regulations of Pennsylvania and New York prohibit any person from acquiring control of us, and thus indirect control of our insurance subsidiaries, without the prior approval of the insurance commissioners of those states.

REDUCED LIQUIDITY AND PRICE VOLATILITY COULD RESULT IN A LOSS TO INVESTORS.

    Although our common stock is listed on the New York Stock Exchange, there can be no assurance as to the liquidity of investments in our common stock or as to the price investors may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the common stock, the market price of the common stock, investor perception and general economic and market conditions. If the price of our common stock decreases, our investors could suffer a loss on their investments.

                         RISKS RELATING TO THE OFFERING

THE EXCHANGE NOTES WILL BE SUBORDINATED TO OUR SENIOR INDEBTEDNESS, AS THIS TERM IS DEFINED IN THE EXCHANGE NOTE INDENTURE.

    The Exchange Notes will be subordinated to all Senior Indebtedness, as this term is defined in the Exchange Note indenture, but will be senior to the Subordinated Notes. At August 22, 2002, we had approximately $1,538,000 of indebtedness outstanding that will rank senior to the Exchange Notes. In addition, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Exchange Note holders. As of June 30, 2002, the aggregate liabilities as described herein of such subsidiaries were approximately $707,773,000. The indenture for the Exchange Notes will not limit the amount of Senior Indebtedness or other indebtedness we or any of our subsidiaries can create, incur, assume or guarantee.

IF THE MARKET PRICE OF OUR COMMON STOCK REMAINS LOWER THAN THE CONVERSION PRICE OF THE EXCHANGE NOTES, THE CONVERSION OF YOUR EXCHANGE NOTES MAY NOT BE PRACTICABLE OR PROFITABLE.

    The initial conversion price for the Exchange Notes is $5.31 per share of common stock. As of August 27, 2002, the closing price per share for our common stock on the New York Stock Exchange was $3.85. If the market price for our common stock remains lower than the conversion price for the Exchange Notes, the conversion of your Exchange Notes may not be practicable or profitable because you would be paying more for our shares of common stock than the market price for these shares.

THE CONVERSION OF THE EXCHANGE NOTES ISSUED IN THE EXCHANGE OFFER, TOGETHER WITH OUR ANTICIPATED FUTURE CAPITAL RAISING ACTIVITIES AND THE EXERCISE OF OUR OUTSTANDING WARRANTS AND STOCK OPTIONS, WILL RESULT IN SIGNIFICANT DILUTION TO OUR EXISTING COMMON STOCK HOLDERS.

    Assuming that a large portion of our Subordinated Note holders exchange their Subordinated Notes for Exchange Notes, a significant amount of our common stock will be issuable upon conversion of the Exchange Notes. In addition we have granted warrants to Centre Solutions (Bermuda) Limited, which are exercisable for our Convertible Preferred Stock convertible into approximately 35% of the outstanding common stock after conversion, and we anticipate that in order to adequately finance the growth of our business, we may offer and sell our shares of common stock in private or public offerings. The occurrence of any or all of the foregoing will result in significant dilution to our existing common stock holders.

YOU MAY NOT BE ABLE TO SELL THE EXCHANGE NOTES WHEN YOU WANT AND, IF YOU DO, YOU MAY NOT BE ABLE TO RECEIVE THE PRICE YOU WANT.

    As the exchange offer will be the first issuance of the Exchange Notes, there has previously been no trading market for the Exchange Notes you will receive in the exchange offer. The Exchange Notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. We do not anticipate that an active market for Exchange Notes will develop. Moreover, the liquidity of any market for the Exchange Notes will also depend upon the number of holders of the Exchange Notes, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the Exchange Notes. Therefore, you may not be able to sell the Exchange Notes when you want and, if you are, you may not be able to receive the price you want.

WE MAY NOT RECEIVE THE APPROVAL OF OUR SHAREHOLDERS TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO AN AMOUNT SUFFICIENT TO PERMIT THE CONVERSION OF ALL SUCH EXCHANGE NOTES.

    We are currently obligated to issue common stock upon the exercise of all outstanding options granted by us pursuant to our stock option plans and the conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions (Bermuda) Limited. Following the issuance of the Exchange Notes, we will be obligated to issue common stock upon the conversion of the Exchange Notes. We currently do not have enough shares available for issuance to satisfy all of these obligations. We plan to seek the approval of our shareholders to amend our articles of incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of all such Exchange Notes; to satisfy our obligation to issue shares of common stock upon the exercise of all outstanding options granted by us pursuant to our stock option plans and the conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions; and to offer shares of our common stock in the future for capital raising purposes. Our shareholders may not improve an increase in the number of authorized shares of common stock to an amount sufficient to cover the conversion of all of the Exchange Notes as well as the exercise of the options granted by us pursuant to our stock option plans and conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions.

    In the event that our shareholders do not approve an appropriate increase in the number of shares of our common stock authorized for issuance, we may be required to pay Exchange Note holders who desire to convert their Exchange Notes an amount in cash equal to the market price of the shares of common stock into which the Exchange Notes are then convertible. Our financial resources may not be sufficient to pay cash to holders of Exchange Notes in lieu of delivering common stock. We can make no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering common stock to Exchange Note holders seeking to convert their Exchange Notes into shares of common stock.

IF YOU HAVE CLAIMS AGAINST PENN TREATY RESULTING FROM YOUR ACQUISITION OR OWNERSHIP OF SUBORDINATED NOTES, YOU WILL GIVE UP THOSE CLAIMS IF YOU EXCHANGE YOUR SUBORDINATED NOTES.

    By tendering your Subordinated Notes in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including, without limitation, interest payments with respect to the Subordinated Notes, and you agree that Penn Treaty's obligations to you under the Exchange Note indenture and the Exchange Notes described in this Offering Circular supersede and replace in their entirety Penn Treaty's obligations to you under the Subordinated Note indenture, the Subordinated Notes and any other documents executed in connection therewith. It is possible that the consideration you receive in the exchange offer will have a value less than the value of the rights you are relinquishing. Moreover, holders who do not tender their Subordinated Notes for exchange and former holders who have already sold their Subordinated Notes will continue to have the right to assert their rights under the Subordinated Notes against Penn Treaty.

YOU WILL LOSE YOUR RIGHT TO RECEIVE INTEREST PAYMENTS ON THE EXCHANGE NOTES YOU RECEIVE IN EXCHANGE FOR YOUR SUBORDINATED NOTES IF THE MANDATORY CONVERSION FEATURE OF THE EXCHANGE NOTES IS TRIGGERED.

    If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2004 is at least 10% greater than the conversion price ($5.84) of the Exchange Notes and we have a sufficient number of shares of our common stock available for issuance to cover the conversion, then holders of the Exchange Notes will be required to convert their Exchange Notes into common stock at the conversion price of $5.31. In the event that the mandatory conversion feature is triggered prior to the maturity of the Exchange Notes, holders of the Exchange Notes will be required to convert their Exchanges Notes into common stock and will lose their right to receive subsequent interest payments on the Exchange Notes.

YOU MAY RECOGNIZE TAXABLE GAIN OR LOSS ON YOUR EXCHANGE OF SUBORDINATED NOTES FOR EXCHANGE NOTES.

    The Exchange Notes will mature in six years and the law is unclear as to whether a debt instrument with a six-year maturity is considered a "security" for United States Federal Income Tax purposes. If the Exchange Notes are not considered "securities," then the exchange will not qualify as a capitilization under Section 368(a)(1)(E) of the Internal Revenue Code. If the exchange does not qualify as a recapitalization, so long as the 6 1/4% interest rate on the Exchange Notes is at least equal to the applicable federal rate for notes of this term, you will (i) recognize gain or loss on the exchange in the amount of the difference between your tax basis for our Subordinated Notes and the face amount of the Exchange Notes, (ii) have a tax basis in the Exchange Notes equal to the face amount of the Exchange Notes at the time of the exchange, and (iii) have a holding period in the Exchange Notes that begins on the date of the exchange.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer. All Subordinated Notes that are properly tendered and not withdrawn in the exchange offer will be retired and cancelled.

                          MARKET FOR OUR COMMON STOCK

    Our common stock is traded on the New York Stock Exchange under the symbol "PTA." The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange:

                                                              HIGH       LOW
                                                            --------   --------
FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter...........................................  $18.000    $12.250
  Second Quarter..........................................   19.938     13.125
  Third Quarter...........................................   18.813     14.875
  Fourth Quarter..........................................   21.563     15.625
FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter...........................................   19.750      8.800
  Second Quarter..........................................    9.700      2.150
  Third Quarter...........................................    4.290      2.100
  Fourth Quarter..........................................    6.420      2.700
FISCAL YEAR ENDING DECEMBER 31, 2002
  First Quarter...........................................    6.710      4.100
  Second Quarter..........................................    6.850      3.750
  Third Quarter (through August 27, 2002).................    4.780      3.670

                                DIVIDEND POLICY

    We have not paid and do not expect to declare or pay any dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION
                       (amounts in thousands of dollars)

    The following table sets forth the capitalization of the Company as of June 30, 2002, and as adjusted, to reflect the exchange of the Subordinated and Exchange Notes and the application of the estimated net proceeds therefrom:

                                                                  JUNE 30, 2002
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
Debt:
Mortgage loan...............................................  $  1,538     $  1,538
6 1/4% Convertible Subordinated Notes Due 2003 and 2008,
  respectively..............................................    74,750       74,750
                                                              --------     --------
    Total debt..............................................  $ 76,288     $ 76,288

Shareholders' equity:
Preferred Stock, par value $1.00; 5,000 shares authorized;
  none outstanding..........................................  $     --     $     --
Common Stock, par value $.10; 40,000 shares authorized;
  20,261 shares issued and outstanding(1)...................     2,026        2,026
Additional paid-in capital..................................    96,739       96,739
Other comprehensive income, net of deferred taxes...........       596          596
Retained earnings...........................................    85,281       85,281
Less 915 shares of Common Stock in treasury, at cost........    (6,705)      (6,705)
                                                              --------     --------
    Total shareholders' equity..............................  $177,937     $177,937
Total capitalization........................................  $254,225     $254,225

------------------------

(1) Does not include shares of Common Stock reserved for issuance under the Company's Employee Incentive Stock Option Plan and under the Company's Agent Stock Option Plan.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                   SIX MONTHS ENDING JUNE 30,
                                                                                   ---------------------------
                              1997       1998       1999       2000       2001         2001           2002
                            --------   --------   --------   --------   --------   ------------   ------------
Fixed charges, as defined:
  Interest on long-term
    debt..................    4,804      4,809      5,187      5,134      4,999        2,522          2,390
  Amortization of debt
    expense...............      359        359        359        359        359          179            179
  Estimated interest
    component of operating
    rentals...............       67         87        210        229        187           94             56
    Total fixed charges...    5,230      5,255      5,756      5,722      5,545        2,795          2,626
Earnings, as defined:
  Net income..............    7,599     24,048     21,320     22,750    (48,589)          94         (6,860)
Add (Deduct):
  Income taxes............    2,695     11,578     10,837     11,720    (16,280)          49           (880)
  Total fixed charges as
    above.................    5,230      5,255      5,756      5,722      5,545        2,795          2,626
    Total earnings........   15,524     40,881     37,913     40,192    (59,324)       2,938         (5,114)
Ratio of earnings to fixed
  charges.................      3.0x       7.8x       6.6x       7.0x     -10.7x         1.1x          -1.9x

                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS. SEE "RISK FACTORS" BEGINNING ON PAGE 15, AS WELL AS OTHER FACTORS DESCRIBED IN OUR PERIODIC REPORTS FILED WITH THE SEC.

    (a)  PENN TREATY AMERICAN CORPORATION

    We are a leading provider of long-term care insurance in the United States. We market our products primarily to older persons in the states in which we are licensed through independent insurance agents. Our principal products are individual, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home health care. Our policies are designed to provide meaningful benefits if and when the insured is no longer capable of functioning independently. We also own insurance agencies that sell senior-market insurance products underwritten by other insurers and us.

    We are among the largest writers of individual long-term care insurance in terms of annualized premiums. We sold 26,474 long-term care policies in 2001, representing $47 million of annualized premiums. At December 31, 2001, we had 242,644 long-term care insurance policies in-force, representing $351 million of annualized premiums. Our total premiums were $350 million in 2001, representing a compound annual growth rate of 22.7% from $102.4 million in 1995. We market our products primarily through the independent agency channel, which we believe to be effective in distributing long-term care insurance.

    We introduced our first long-term nursing home insurance product in 1972 and our first home health care insurance product in 1983, and we have developed a record of innovation in long-term care insurance products. Since 1994, we have introduced several new products designed to meet the changing needs of our customers, including the following:

    - The Independent Living policy, which provides coverage over the full term of the policy for home care services furnished by unlicensed homemakers, as well as licensed care providers;

    - The Personal Freedom policy, which provides comprehensive coverage for nursing home and home health care;

    - The Assisted Living policy, which is a nursing home plan that provides enhanced benefits and others a home health care rider;

    - The Secured Risk Nursing Facility policy, which provides limited benefits to higher risk insureds; and

    - The Post Acute Recovery policy, which provides short term benefits after medical procedures.

    In addition, available policy riders include an automatic annual benefit increase and a return of premium benefit.

    Although nursing home and home health care policies accounted for 95.3% of our total annualized premiums in-force as of December 31, 2001, we also market and sell Medicare supplement products and a group plan, which offers long-term care coverage to groups on a guaranteed issue basis.

    Effective December 31, 2001, we entered a reinsurance transaction to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The agreement was entered with Centre Solutions (Bermuda) Limited. The agreement, which is subject to certain coverage limitations, meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles. The initial premium of the treaties is approximately $619,000,000, comprised of $563,000,000 of debt and equity securities transferred subsequent to

December 31, 2001, and $56,000,000 held as funds due to the reinsurer. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, will be credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance will receive an investment credit based upon the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of our reserve liabilities.

    THE LONG-TERM CARE INSURANCE INDUSTRY

    The long-term care insurance market has grown rapidly in recent years. According to studies by Conning & Co. and LifePlans, Inc., the long-term care insurance market experienced a compound average growth rate of 20.1% from 1994 to 1999, rising from approximately $1.7 billion of net written premiums in 1994 to approximately $4.2 billion of net written premiums in 1999. We expect this growth to continue based on the projected demographics of the United States population, the rising costs of health care and a regulatory environment that supports the use of private long-term care insurance.

    The population of senior citizens (over age 65) in the U.S. is projected to grow from the current estimated level of approximately 35 million to approximately 70 million by 2030, according to a 1996 U.S. Census Bureau report. Furthermore, health and medical technologies are improving life expectancy and, by extension, increasing the number of people requiring some form of long-term care. According to a 1999 report by Conning & Co., market penetration of long-term care insurance products in the over-65 age group ranges from 5% to 7%. The size of the target population and the lack of penetration of the existing market indicate a substantial growth opportunity for companies providing long-term care insurance products.

    We believe that the rising cost of nursing home and home health care services makes long-term care insurance an attractive means to pay for these services. According to a 1998 report by the U.S. Healthcare Financing Administration, the combined cost of home health care and nursing home care was $20.0 billion in 1980. By 1996, this cost had risen to $108.7 billion. In addition, recent and proposed tax legislation encourages individuals to use private insurance for long-term care needs through tax incentives at both the federal and state levels.

    OUR STRATEGY

    We seek to enhance shareholder value by strengthening our position as a leader in providing long-term care insurance. We intend to accomplish this goal through the following strategies:

    RECOMMENCING SALES IN ALL STATES. During 2001, we ceased new sales in the majority of states in which we are licensed to sell new insurance policies. This action resulted from a concern that our statutory surplus would continue to decline from new sales during a period in which we were formulating our Corrective Action Plan with the Pennsylvania Insurance Department. Since our Corrective Action Plan was approved in February 2002, we have recommenced sales in 29 states. We are actively working with all other states in order to recommence sales in all jurisdictions.

    DEVELOPING AND QUALIFYING NEW PRODUCTS WITH STATE INSURANCE REGULATORY AUTHORITIES. We have sold long-term care insurance for 30 years. As an innovator in nursing home and home health care insurance, we have introduced many new policies over the years, including four new products in the last five years. By continually discussing long-term care needs with our agency force and policyholders, we are able to design new products and to offer what we believe to be the most complete benefit features in the industry. The development of new products enables us to generate new business, maintain proper pricing levels and provide advancements in the benefits we offer. We intend to continue to develop new insurance products designed to meet the needs of senior citizens and their families.

    INCREASING THE SIZE AND PRODUCTIVITY OF OUR NETWORK OF INDEPENDENT
AGENTS. We have significantly increased the number of agents who sell products for us and have focused our efforts on states that have larger concentrations of older individuals. We have successfully increased our number of licensed agents from approximately 13,000 in 1995 to approximately 49,000 at December 31, 2001. We intend to continue to recruit agents and we believe that we will be able to continue to expand our business. Historically, approximately one-third of our agents write new business for us each year.

    UTILIZING INTERNET STRATEGIES. We have developed a proprietary agent sales system for long-term care insurance, LTCWorks!, which enables agents to sell products utilizing downloadable software. We believe that LTCWorks! increases the potential distribution of our products by enhancing agents' ability to present the products, assist policyholders in the application process and submit applications over the Internet. LTCWorks! provides agents who specialize in the regular sale of long-term care insurance products with a unique and easy to use sales tool and enables agents who are less familiar with long-term care insurance to present it when they are discussing other products such as life insurance or annuities.

    DEVELOPING THIRD-PARTY ADMINISTRATION CONTRACTS. We believe that our surplus and parent company liquidity can be supplemented by providing administrative services to other long-term care insurance providers and self-funded plans. We believe that our experience in long-term care insurance affords us opportunities to develop these relationships.

    INTRODUCING GROUP PRODUCTS. In 2000, we began actively marketing our new group policy, which we anticipate will generate additional premium revenue from a younger policyholder base. Group products allow us to penetrate an additional market for the sale of long-term care insurance. We pursue large and small groups, and offer supplemental coverage on an individually underwritten basis to group members and their families. We currently market our group products primarily through agents who market products to individuals. However, we are in the process of developing a network of agents who generally sell other group products, and who often have existing relationships with employer groups, to market our group products. As of December 31, 2001, premiums in-force for our group products were approximately $4.0 million, covering 3,256 individuals. We believe our group products present an opportunity to significantly increase the number of policies in-force without paying significantly increased commissions.

    CORPORATE BACKGROUND

    We are registered and approved as a holding company under the Pennsylvania Insurance Code. We were incorporated in Pennsylvania on May 13, 1965 under the name Greater Keystone Investors, Inc. and changed our name to Penn Treaty American Corporation on March 25, 1987. Penn Treaty Life Insurance Company ("Penn Treaty Life") was incorporated in Pennsylvania under the name Family Security Life Insurance Company on June 6, 1962, and its name was changed to Quaker State Life Insurance Company on December 29, 1969, at which time it was operating under a limited insurance company charter. We acquired Quaker State Life Insurance Company on May 4, 1976, and changed its name to Penn Treaty Life Insurance Company. On July 13, 1989, Penn Treaty Life acquired all of the outstanding capital stock of AMICARE Insurance Company (formerly Fidelity Interstate Life Insurance Company), a stock insurance company organized and existing under the laws of Pennsylvania, and changed its name to Network America Life Insurance Company on August 1, 1989.

    On August 30, 1996, we consummated the acquisition of all of the issued and outstanding capital stock of Health Insurance of Vermont, Inc., and have since changed its name to American Network Insurance Company.

    Senior Financial Consultants Company, an insurance agency that we own, was incorporated in Pennsylvania on February 23, 1988 under the name Penn Treaty Service Company. On February 29,

1988, it acquired, among other assets, the rights to renewal commissions on a certain block of Penn Treaty Life's existing in-force policies from Cher-Britt Agency, Inc., and an option to purchase the rights to renewal commissions on a certain block of Penn Treaty Life's existing policies from Cher-Britt Insurance Agency, Inc., an affiliated company of Cher-Britt Agency, Inc. In connection with this acquisition, on March 3, 1988, we changed the name of the Agency to Cher-Britt Service Company. The option was exercised on March 3, 1989. Its name was changed to Senior Financial Consultants Company on August 9, 1994.

    On December 31, 1997, Penn Treaty Life dividended to us its common stock ownership of Penn Treaty Network America Insurance Company. At that time, Penn Treaty Network America Insurance Company assumed substantially all of the assets, liabilities and premium in-force of Penn Treaty Life through a purchase and assumption reinsurance agreement. On December 30, 1998, we sold our common stock interest in Penn Treaty Life to an unaffiliated insurer. All remaining policies in-force were assumed by Penn Treaty Network America Insurance Company through a 100% quota share agreement.

    On November 25, 1998, we entered into a purchase agreement to acquire all of the common stock of United Insurance Group Agency, Inc. ("United Insurance Group"), a Michigan based consortium of long-term care insurance agencies. The acquisition was effective January 1, 1999.

    On December 10, 1999, we incorporated Penn Treaty (Bermuda), Ltd., a Bermuda based reinsurer, for the purpose of reinsuring affiliated long-term insurance contracts at a future date.

    On January 1, 2000, we acquired Network Insurance Senior Health Division ("NISHD"), a Florida-based insurance agency brokerage company. NISHD was purchased by Penn Treaty Network America Insurance Company.

    (b)  INSURANCE PRODUCTS

    Since 1972, we have developed, marketed and underwritten defined benefit accident and health insurance policies designed to be responsive to changes in:

    - the characteristics and needs of the senior citizen market;

    - governmental regulations and governmental benefits available for senior citizens; and

    - the health care and long-term care delivery systems.

    As of December 31, 2001, 95.3% of our total annualized premiums in-force were derived from long-term care policies, which include nursing home and home health care policies. Our other lines of insurance include Medicare supplements and other riders. We solicit input from both our independent agents and our policyholders with respect to the changing needs of insureds. In addition, our representatives regularly attend regulatory meetings and seminars to monitor significant trends in the industry.

    Our focus on long-term care insurance has enabled us to gain expertise in claims and underwriting which we have applied to product development. Through the years, we have continued to build on our brand names by offering the independent agency channel a series of differentiated products. We have expanded our product line to offer both tax-qualified and non-qualified plans based on consumer demand for both.

    We received an insurance license in 1972, which permitted us to write insurance in 12 states. In 1974, we filed a long-term care policy offering a five-year benefit period. Our policy was the first national plan to equally cover all levels of care, including skilled, intermediate and custodial care, with an extended benefit period. We began the sale of home health care riders, which pay for licensed nurses, certified nurses' aides and home health care workers who provide care/assistance in the policyholder's home, in 1983. This plan was the first in the industry to include a limited benefit for homemaker care provided by a friend, neighbor, relative or religious organization. We began the use of table-based underwriting, which enables higher risk policyholders to receive coverage at a risk-adjusted premium level, in 1986. Appropriate risk is calculated based upon medical conditions and likelihood of inability to perform daily activities. Multiple rate classes enabled us to penetrate an untapped market in long-term care insurance sales.

    The following table sets forth, for each of our last three fiscal years our annualized gross premiums by type of policy.

                                                             YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------
                                                 2001                 2000                 1999
                                            ---------------      ---------------      ---------------
                                                       (ANNUALIZED PREMIUMS IN THOUSANDS)
Long-term facility, home and comprehensive
  coverage:
  Annualized premiums.....................  $351,268   95.3%     $360,600   95.2%     $313,222   94.6%
  Number of policies......................   242,644              242,075              208,955
  Average premium per policy..............  $  1,448             $  1,490             $  1,499
Disability insurance:
  Annualized premiums.....................  $  6,415    1.7%     $  6,634    1.8%     $  7,126    2.2%
  Number of policies......................    13,226               13,502               14,963
  Average premium per policy..............  $    485             $    491             $    476
Medicare supplement:
  Annualized premiums.....................  $  8,449    2.3%     $  7,314    1.9%     $  6,131    1.9%
  Number of policies......................     8,216                7,696                5,934
  Average premium per policy..............  $  1,028             $    950             $  1,033
Life insurance:
  Annualized premiums.....................  $  2,185    0.6%     $  3,785    1.0%     $  4,095    1.2%
  Number of policies......................     3,763                6,315                6,677
  Average premium per policy..............  $    581             $    599             $    613
Other insurance:
  Annualized premiums.....................  $    398    0.1%     $    609    0.2%     $    548    0.2%
  Number of policies......................     2,459                3,900                2,968
  Average premium per policy..............  $    162             $    156             $    185

Total annualized premiums in force........  $368,715    100%     $378,942    100%     $331,122    100%
Total Policies............................   270,308              273,488              239,497

    We specialize in the sale of long-term care insurance, which is generally defined as nursing home and home health care insurance coverage.

    LONG-TERM NURSING HOME CARE. Our long-term nursing home care policies generally provide a fixed or maximum daily benefit payable during periods of nursing home confinement prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living. These policies include built-in benefits for alternative plans of care, waivers of premiums after 90 days of benefit payments on a claim and unlimited restoration of the policy's maximum benefit period. All levels of nursing care, including skilled, intermediate and custodial (assisted living) care, are covered and benefits continue even when the policyholder's required level of care changes. Skilled nursing care refers to professional nursing care provided by a medical professional (a doctor or registered or licensed practical nurse) located at a licensed facility that cannot be provided by a non-medical professional. Assisted living care generally refers to non-medical care, which does not require professional treatment and can be provided by a non-medical professional with minimal or no training. Intermediate nursing care is designed to cover situations that would otherwise fall between skilled and assisted living care and includes situations in which an individual may require skilled assistance on a sporadic basis.

    Our current long-term nursing home care policies provide benefits that are payable over periods ranging from one to five years, or the lifetime of the policyholder. These policies provide for a maximum daily benefit on costs incurred ranging from $60 to $300 per day. Our Personal Freedom policies also provide comprehensive coverage for nursing home and home health care, offering benefit "pools of coverage" ranging from $75,000 to $300,000, as well as unlimited coverage.

    LONG-TERM HOME HEALTH CARE. Our home health care policies generally provide a benefit payable on an expense-incurred basis during periods of home care prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living. These policies cover the services of registered nurses, licensed practical nurses, home health aides, physical therapists, speech therapists, medical social workers and other similar home health practitioners. Benefits for our currently marketed home health care policies are payable over periods ranging from six months to five years, or the lifetime of the policyholder, and provide from $40 to $200 per day of home benefits. Our home health care policies also include built-in benefits for waivers of premiums after 90 days of benefit payments, and unlimited restoration of the policy's maximum benefit period.

    We currently offer the following products:

    INDEPENDENT LIVING PLAN. The Independent Living Plan (offered since 1994) was our first stand-alone home health care plan that covered all levels of care received at home. Besides covering skilled care and care by home health aides, this plan pays for care provided by unlicensed, unskilled homemakers. This care includes assistance with cooking, shopping, housekeeping, laundry, correspondence, using the telephone and paying bills. Historically, only limited coverage had been provided under certain of our home health care policies for homemaker care, typically for a period of up to 30 days per calendar year during the term of the policy. This benefit is now standard in most long-term care policies. Family members also may be reimbursed for any training costs incurred in order to provide in-home care.

    The Independent Living policy provides that we will waive the elimination period, the time at the beginning of the period during which care is provided for which no benefits are available under the policy (usually twenty days), if the insured agrees to utilize a care management service referred by us. Newer policies offer up to 100% of the daily benefit if a care management service is used, versus 80% if the policyholder does not elect care management services. We engage the care manager at the time a claim is submitted to prepare a written assessment of the insured's condition and to establish a written plan of care. We have subsequently incorporated the use of care management in all of our new home health care policies.

    PERSONAL FREEDOM PLAN. Our Personal Freedom Plan (offered since 1996) is a comprehensive plan which provides a sum of money for long-term care to be used for either nursing facility or home health care. The plan also provides coverage for homemaker care for insureds who are unable to perform activities of daily living such as cooking, shopping, housekeeping, laundry, correspondence, using the telephone, paying bills and managing medication.

    When policyholders purchase this policy, with benefits ranging from $75,000 to $300,000, as well as unlimited coverage, they may then access up to the face amount of the policy for nursing home or home health care as needed, subject to maximum daily limits. This plan also includes an optional return of premium/nonforfeiture benefit.

    ASSISTED LIVING PLAN. The Assisted Living Plan (offered since 1999) is a stand-alone facility care plan that provides benefits in either a traditional nursing home setting or in an Assisted Living Facility, the setting preferred by the majority of policyholders. This policy, coupled with an optional home health care rider, offers benefits similar to those of the Personal Freedom Plan, but on benefit day (number of days) basis with a maximum daily benefit rather than a sum of money basis.

    SECURED RISK PLAN. Our Secured Risk Plan (offered since 1998) offers limited, yet meaningful, facility care benefits to people who would most likely not qualify for long-term care insurance under traditional policies. Table-based underwriting allows us to examine these substandard conditions by level of activity and independence of the applicant. This plan offers protection to such individuals by providing coverage for care in a nursing facility or in the insured's home if he or she chooses the limited optional home health care benefits. Features of this plan include coverage for pre-existing conditions after six months, guaranteed renewal for life, premiums that will not increase with age and no requirement of prior hospitalization.

    POST ACUTE RECOVERY PLAN. The Post Acute Recovery Plan (offered since 1999) provides facility and home health care benefits for up to one year after traditional medical insurance, Medicare, Medigap or HMO services stop, thereby providing a more affordable short-term plan. Coupled with optional home health care benefits, this product pays for medical recovery in a facility or in the insured's home. Features of this plan include immediate coverage (no elimination period or deductible), coverage for pre-existing conditions after six months in most states, guaranteed renewal and premiums that will not increase with age. As with most plans, we also offer a "Care Solutions" benefit with this plan, in which a care manager works with the insured to design a plan of care tailored to the insured's individual needs.

    GROUP LONG-TERM CARE INSURANCE PLAN. Our group long-term care insurance plan (offered since 2000) provides group long-term care insurance to groups formed for purposes other than the purchase of insurance, such as an employee group, an association or a professional organization. A group master policy is issued to the group and all participating members are issued certificates of insurance, which describe the benefits available under the policy. Group members, spouses and parents can generally purchase supplemental coverage beyond the level paid by the group. This coverage is offered on a modified guaranteed issue basis to group members and an individually underwritten basis to their families and retirees.

    We are currently seeking to expand our group insurance business and are enhancing our marketing efforts towards this end. Our management considers this area to offer significant opportunities for sales growth.

    RIDERS. Our policies generally offer an optional lifetime inflation rider, which provides for a 5% increase of the selected daily benefit amount on each anniversary date for the lifetime of the policy. An optional nonforfeiture shortened benefit rider, which provides the insured with the right to maintain a portion of his or her benefit period in the event the policy lapses after being continuously in-force for at least three years, is also available. The return of premium benefit rider provides for a pro-rata return of premium in the event of death or surrender beginning in the sixth year. We also offer and encourage the purchase of home health care riders to supplement our nursing home policies and nursing home riders to supplement our home health care policies.

    Previously, we offered numerous other riders to supplement our long-term care policies. The need, however, for many of these riders has been eliminated due to the incorporation of many of the benefits they provided into the basic coverage included in our newest long-term care policies. Among the built-in benefits provided under the long-term care policies we currently market are hospice care, adult day care and restoration of benefits.

    After the enactment of the Health Insurance Portability and Accountability Act of 1996, issues arose relating to the tax status of long-term care benefits included as part of non-qualified plans. To permit policyholders to purchase either the tax-qualified plan or non-qualified plan that best suits their needs, we introduced the Pledge and Promise. The Pledge states that, if the U.S. Congress or the Treasury Department should determine that the benefits received on a long-term care policy are considered taxable income, we will allow a policyholder to convert the policy to a tax-qualified policy at any time. The Promise provides that, if the U.S. Congress or Treasury Department should determine that the benefits received on a non-qualified plan will not be considered taxable income, we will allow a policyholder to convert the policy from a tax-qualified plan to a non-qualified plan at any time prior to its first anniversary.

    (c)  MARKETING

    Markets. The following chart shows premium revenues by state for each of the states where we do business:

                                             YEAR ENDED DECEMBER 31,
                                 YEAR     ------------------------------      2001
STATE                          ENTERED      2001       2000       1999     % OF TOTAL
-----                          --------   --------   --------   --------   -----------
                                                   (IN THOUSANDS)
Arizona......................    1988     $ 15,392   $ 15,677   $ 13,715        4.4%
California...................    1992       51,498     50,165     43,514       14.7%
Colorado.....................    1969        4,701      3,564      2,563        1.3%
Florida......................    1987       65,067     71,588     63,218       18.6%
Georgia......................    1990        5,066      4,764      3,350        1.4%
Illinois.....................    1990       19,525     19,748     15,970        5.6%
Iowa.........................    1990        5,361      5,097      4,317        1.5%
Maryland.....................    1987        3,948      3,896      3,427        1.1%
Michigan.....................    1989        6,654      6,357      5,469        1.9%
Missouri.....................    1990        4,061      4,391      4,297        1.2%
Nebraska.....................    1990        4,263      4,358      3,952        1.2%
New Jersey...................    1996        8,374      7,856      4,707        2.4%
New York.....................    1998        4,103      2,665        676        1.2%
North Carolina...............    1990       10,399      9,690      8,089        3.0%
Ohio.........................    1989       11,880     11,935     10,149        3.4%
Pennsylvania.................    1972       43,126     48,692     37,661       12.3%
Texas........................    1990       17,847     16,105     11,879        5.1%
Virginia.....................    1989       22,638     22,370     19,597        6.5%
Washington...................    1993       10,670      9,814      7,485        3.0%
All Other States(1)..........               35,818     38,381     28,481       10.2%
                                          --------   --------   --------      -----
All States...................             $350,391   $357,113   $292,516      100.0%
                                          ========   ========   ========      =====

------------------------

(1) Includes all states in which premiums comprised less than one percent of total premiums in 2001.

    Our goal is to strengthen our position as a leader in providing long-term care insurance to senior citizens by underwriting, marketing and selling our products throughout the United States. We focus our marketing efforts primarily in those states where we have successfully developed networks of agents and that have the highest concentration of individuals whose financial status and insurance needs are compatible with our products.

    AGENTS. We market our products principally through independent agents. With the exception of agents employed by our insurance agency subsidiaries, we do not directly employ agents but instead rely on relationships with independent agents and their sub-agents. We provide assistance to our agents through seminars, underwriting training and field representatives who consult with agents on underwriting matters, assist agents in research and accompany agents on marketing visits to current and prospective policyholders.

    Each independent agent must be authorized by contract to sell our products in each state in which the agent and our companies are licensed. Some of our independent agents are large general agencies with many sales-persons (sub-agents), while others are individuals operating as sole proprietors. Some independent agents sell multiple lines of insurance, while others concentrate primarily or exclusively on accident and health insurance. We do not have exclusive agency agreements with any of our independent agents and they are free to sell policies of other insurance companies, including our competitors.

    We generally do not impose production quotas or assign exclusive territories to agents. The amount of insurance written for us by individual independent agents varies. We periodically review and terminate our agency relationships with non-producing or under-producing independent agents and agents who do not comply with our guidelines and policies with respect to the sale of our products.

    We are actively engaged in recruiting and training new agents. Sub-agents are recruited by the independent agents and are licensed by us with the appropriate state regulatory authorities to sell our policies. Independent agents are generally paid higher commissions than those employed directly by insurance companies, in part to account for the expenses of operating as an independent agent. We believe that the commissions we pay to independent agents are competitive with the commissions paid by other insurance companies selling similar policies. The independent agent's right to renewal commissions is vested and commissions are paid as long as the policy remains in-force, provided the agent continues to abide by the terms of the contract. We generally permit many of our established independent agents to collect the initial premium with the application and remit such premium to us less the commission. New independent agents are required to remit the full amount of initial premium with the application. We provide assistance to our independent agents in connection with the processing of paperwork and other administrative services.

    We have developed a proprietary agent sales system for long-term care insurance, LTCWorks!, which enables agents to sell products utilizing downloadable software. We believe that LTCWorks! increases the potential distribution of our products by enhancing agents' ability to present the products, assist policyholders in the application process and submit applications over the Internet. LTCWorks! provides agents who specialize in the regular sale of long-term care insurance products with a unique and easy to use sales tool and enables agents who are less familiar with long-term care insurance to present it when they are discussing other products such as life insurance or annuities.

    MARKETING GENERAL AGENTS AND GENERAL AGENTS. We selectively utilize marketing general agents for the purpose of recruiting independent agents and developing networks of agents in various states. Marketing general agents receive an override commission on business written in return for recruiting, training and motivating the independent agents. In addition, marketing general agents may function as general agents for us in various states. No single grouping of agents accounted for more than 10% of our new premiums or renewal premiums written in 2001 or 2000. One agency accounted for 16% of total premiums earned in 1999. We acquired a division of this agency during 2000, which reduced our reliance on this unaffiliated agency. We have not delegated any underwriting or claims processing authority to any agents.

    GROUP AND FRANCHISE INSURANCE. We have recently begun to sell group long-term care insurance to groups formed for purposes other than the purchase of insurance, such as an employee group, an association or a professional organization. A group master policy is issued to the group and all participating members are issued certificates of insurance, which describe the benefits available under the policy. Eligibility for insurance is available to all members of the group on a modified guaranteed issue basis. Group members, spouses and parents can generally purchase supplemental coverage beyond the level paid by the group. This coverage is offered on an individually underwritten basis.

    We currently market our group products primarily through agents who market products to individuals. However, we are in the process of developing a network of agents who generally sell other group products, and who often have existing relationships with employer groups, to market our group products. As of December 31, 2001, premiums in-force for our group products were approximately $4.0 million, covering 3,256 individuals. We believe our group products present an opportunity to significantly increase the number of policies in-force without paying significantly increased commissions.

    From time to time, we also sell franchise insurance, which is a series of individually underwritten policies sold to an association or group. While franchise insurance is generally presented to groups that endorse the insurance, policies are issued to individual group members. Each application is underwritten and issuance of policies is not guaranteed to members of the franchise group.

    (d)  ADMINISTRATION

    UNDERWRITING

    We believe that the underwriting process through which we, as an accident and health insurance company particularly in the long-term care segment, choose to accept or reject an applicant for insurance is critical to our success. We have offered long-term care insurance products for nearly 30 years and we believe we have benefited significantly from our longstanding focus on this specialized line. Through our experience with and focus on this niche product, we have been able to establish a system of underwriting designed to permit us to process our new business and assess the risk presented effectively and efficiently.

    Applicants for insurance must complete detailed medical questionnaires. Physical examinations are not required for our accident and health insurance policies, but medical records are frequently requested. All long-term care applications are reviewed by our in-house underwriting department and all applicants are also interviewed by members of our underwriting department via telephone. This "personal history interview" is aimed at not only confirming the information disclosed on the application, but also at gaining more insight into the applicant's physical abilities, activity level and cognitive functioning. We consider age, cognitive status and medical history, among other factors, in deciding whether to accept an application for coverage and, if accepted, the appropriate rate class for the applicant. With respect to medical history, efforts are made to underwrite on the basis of the medical information listed on the application, but an Attending Physician's Statement is often requested. We also frequently use face-to-face assessments conducted in the applicant's home by independent subcontractors (nurse networks). This evaluation is similar to the personal history interview in terms of obtaining medical information and information regarding the applicant's functional abilities, and it includes an expanded cognitive test. We also use the Minnesota Cognitive Acuity Screening test (formerly known as Cognistat) when a question of cognitive functioning exists and is not adequately addressed by the other underwriting tools, or when the possibility of cognitive problems is identified by one of the other underwriting tools. In addition to age, cognitive status and medical history, our underwriters are concerned with the applicant's abilities to perform the activities of daily living. Our underwriting process extends beyond current conditions, however, and takes into account how existing health conditions are likely to progress and to what degree the independence of the applicant is likely to change as the applicant ages.

    We use table-based underwriting, or multiple rate classifications, as a means to accept more business while obtaining the appropriate premiums for additional risk. Applicants are placed in different risk classes for acceptance and premium calculation based on medical conditions and level of activity during the application process. We currently offer Premier, Select, Standard and Secured risk classifications. If we determine that we cannot offer the requested coverage, we may suggest an alternative product suitable for coverage for higher risk applicants. Accepted policies are usually issued within seven working days from receipt of the information necessary to underwrite the application.

    Pre-existing conditions disclosed on an application for new long-term nursing home care and most home health care policies are covered immediately upon approval of the policy. Undisclosed pre-existing conditions are covered after six months in most states and two years in certain other states. In addition, our Independent Living policies immediately cover all disclosed pre-existing conditions. In the case of individual Medicare supplement policies, pre-existing conditions are generally not covered during the six-month period following the effective date of the policy.

    In group long-term care insurance, eligibility is guaranteed to all members of the group without an underwriting review on an individual basis. However, supplemental coverage offered to group members and their parents and spouses is individually underwritten. Franchise insurance is a series of individually underwritten policies sold to the members of an association or group. The issuance of policies is not guaranteed to individual members of the franchise group.

    In conjunction with the development of our LTCWorks! system, we developed an underwriting credit-scoring system, which provides consistent underwriting and rate classification for applicants with similar medical histories and conditions.

    CLAIMS

    Claims for policy benefits, except with respect to Medicare supplement and disability claims, are processed by our claims department, which includes nurses employed or retained as consultants. We use third party administrators to process our Medicare supplement claims due to the large number of claims and the small benefit amount typically paid for each claim. Beginning in 1999, we also engaged a third party administrator to perform all administration, including claims processing, for our disability business.

    For nursing home claims, upon notification of a claim, a personal claims assistant is assigned to review all necessary documentation, including verification of the facility where the claimant resides. A claims examiner verifies eligibility of the claim under the policy. Every effort is made to facilitate the processing of the claim, recognizing that this service efficiency provides substantial value to the policyholder and his or her family. Toward this end, the personal claims assistant verifies the continued residence of the policyholder in the facility each month and expedites payment of the claim.

    We periodically utilize the services of "care managers" to review certain claims, particularly those filed under home health care policies. When a claim is filed, we may engage a care manager to review the claim, including the specific health problem of the insured and the nature and extent of health care services being provided. This review may include visiting the claimant to assess his or her condition. The care manager assists the insured and us by ensuring that the services provided to the insured, and the corresponding benefits paid, are appropriate under the circumstances. The care manager then follows the claimant's progress with periodic contact to ensure that the plan of care continues to be appropriate and that it is adjusted if warranted by improvement in the claimant's condition.

    Home care claims require the greatest amount of diligent overview and we have utilized care management techniques for nearly ten years. Under the terms of our Independent Living policy, we will waive the elimination period if the insured agrees to utilize a care manager. Newer policies offer 100% claims coverage if the claimant uses a care manager and provide up to 80% of the daily benefit if care manager services are not used. The majority of all of our home health care claims in 2001 were submitted to care management. We anticipate that this usage will continue as our business grows.

    In 1999, we created and staffed an in-house care management unit. This in-house unit conducts the full range of care management services, which were previously provided exclusively by subcontractors. We intend to continue to develop this unit, as we believe it can meet many of our care management needs more effectively and less expensively than third party vendors can.

    SYSTEMS OPERATIONS

    We maintain our own computer system for most aspects of our operations, including policy issuance, billing, claims processing, commission reports, premium production by agent (state and product) and general ledger. Critical to our ongoing success is our ability to continue to provide the quality of service for which we are known to our policyholders and agents. We believe that our overall systems are an integral component in delivering that service. Accordingly, we have begun a replacement project which will expand and enhance our existing system. The project is estimated to cost approximately $7 million to $9 million over three years.

    In 2000, we entered an outsourcing agreement with a computer services vendor, which thereby assumed responsibility for the majority of the daily operations of our system, future program development and business continuity planning. This vendor provides both in-house and external servicing of all existing legacy systems and hardware. We believe that this vendor can provide better expertise in the evolving arena of information technology than we can provide by running our own operations.

    (e)  PREMIUMS

    Our long-term care policies provide for guaranteed renewability at then current premium rates at the option of the insured. The insured may elect to pay premiums on a monthly, quarterly, semi-annual or annual basis. In addition, we offer an automatic payment feature that allows policyholders to have premiums automatically withdrawn from a checking account.

    Premium rates for all lines of insurance are subject to state regulation. Premium regulations vary greatly among jurisdictions and lines of insurance. Rates for our insurance policies are established with the assistance of our independent actuarial consultants and reviewed by the insurance regulatory authorities. Before a rate change can be made, the proposed change must be filed with and, with respect to rates for individual policies, approved by the insurance regulatory authorities in each state in which an increase is sought. Regulators may not approve the increases we request, may approve them only with respect to certain types of policies or may approve increases that are smaller than those we request.

    As a result of minimum statutory loss ratio standards imposed by state regulations, the premiums on our accident and health polices are subject to reduction and/or corrective measures in the event insurance regulatory agencies in states where we do business determine that our loss ratios either have not reached or will not reach required minimum levels. See "Government Regulation."

    (f)  FUTURE POLICY BENEFITS AND CLAIMS RESERVES

    We are required to maintain reserves equal to our probable ultimate liability for claims and related claims expenses with respect to all policies in-force. Reserves, which are computed with the assistance of an independent firm of actuarial consultants, are established for:

    - claims which have been reported but not yet paid;

    - claims which have been incurred but not yet reported; and

    - the discounted present value of all future policy benefits less the discounted present value of expected future premiums.

    The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. We compare actual experience with estimates and adjust reserves on the basis of such comparisons.

    In addition to reserves for incurred claims, reserves are also established for future policy benefits. The policy reserves represent the discounted present value of future obligations that are likely to arise from the policies that we underwrite, less the discounted present value of expected future premiums on such policies. The reserve component is determined using generally accepted actuarial assumptions and methods. However, the adequacy of these reserves rests on the validity of the underlying assumptions that were used to price the products; the more important of these assumptions relate to policy lapses, loss ratios and claim incidence rates. We review the adequacy of our deferred acquisition costs and reserves on an annual basis, utilizing assumptions for future expected claims and interest rates. If we determine that future gross profits of our in-force policies are not sufficient to recover our deferred acquisition costs, we recognize a premium deficiency and "unlock" or change our original assumptions and reset our reserves to appropriate levels using new assumptions. The assumptions we use to calculate reserves for claims under our long-term care products are based on our 29 years of significant claims experience, primarily with respect to nursing home care products, and on the experience of the industry as a whole.

    We began offering home health care coverage in 1983 and since that time have realized a significant increase in the number of home health care policies written. Claims experience with home health care coverage is more limited than the available nursing home care claims experience. Our experience with respect to the Independent Living policy, which was first offered in November 1994, and the Assisted Living and Personal Freedom policies, which were first offered in late 1999 and 1996, respectively, is more limited than our experience with skilled care facilities. We believe that individuals may be more inclined to utilize home health care than nursing home care, which is generally considered only after all other possibilities have been explored. Accordingly, we believe that wide variations in claims experience may be more likely in home health care insurance than in nursing home insurance. Our actuarial consultants utilize both our experience and other industry data in the computation of reserves for the home health care product line.

    In addition, newer long-term care products, developed as a result of regulation or market conditions, may incorporate more benefits with fewer limitations or restrictions. For instance, the Omnibus Budget Reconciliation Act of 1990 required that Medicare supplement policies provide for guaranteed renewability and waivers of pre-existing condition coverage limitations under certain circumstances. In addition, the NAIC has recently adopted model long-term care policy language providing nonforfeiture benefits and a rate stabilization standard for long-term care policies, either or both of which may be adopted by the states in which we write policies. The fluidity in market and regulatory forces may limit our ability to rely on historical claims experience for the development of new premium rates and reserve allocations. See "Government Regulation."

    We use an independent firm of actuarial consultants and an in-house actuary to assist us in pricing insurance products and establishing reserves with respect to those products. Additionally, actuaries assist us in improving the documentation of our reserve methodology and in determining the adequacy of our reserves and their underlying assumptions, a process that has resulted in certain adjustments to our reserve levels. Although we believe that our reserves are adequate to cover all policy liabilities, we cannot assure you that reserves are adequate or that future claims experience will be similar to, or accurately predicted by, our past or current claims experience.

    As of June 30, 2002 and December 31, 2001 and 2000, our reserves for current claims were $232,459,000, $214,466,000 and $164,565,000, respectively. In 2001, we added approximately $8.8 million to our claim reserves for 2000 and prior claim incurrals, and in 2000 we added approximately $6.6 million to our claim reserves for 1999 and prior claim incurrals. Our additions to prior year incurrals in 2001 resulted from a continuance study performed by our consulting actuary. We also increased reserves in 2001 by $1.6 million as a result of utilizing a lower interest rate for the purpose of discounting our future liabilities. Over time, it may continue to be necessary for us to increase our claim reserves.

    Policy reserves have been computed principally by the net level premium method based upon estimated future investment yield, mortality, morbidity, withdrawals, premium rate increases and other benefits. The following table sets forth the composition of our policy reserves at June 30, 2002 and December 31, 2001 and 2000 and the assumptions pertinent thereto:

                                                   AMOUNT OF POLICY RESERVES
                                              ------------------------------------
                                              AS OF JUNE 30,   AS OF DECEMBER 31,
                                              --------------   -------------------
                                                   2002          2001       2000
                                              --------------   --------   --------
                                                         (IN THOUSANDS)
Accident and health.........................     $416,936      $382,660   $348,344
Annuities and other.........................          125           131        118
Ordinary life, individual...................       13,017        13,255     12,947

                                YEARS OF ISSUE   2001 DISCOUNT RATE   2000 DISCOUNT RATE
                                --------------   ------------------   ------------------
Accident and health...........  1976 to 1986          6.5%                 7.0%
                                    1987              6.5%                 7.5%
                                1988 to 1991          6.5%                 8.0%
                                1992 to 1995          6.5%                 6.0%
                                    1996              6.5%                 7.0%
                                1997 to 2000          6.5%                 6.8%
                                2001 to 2002          6.5%                 6.5%
Annuities and other...........  1977 to 1983       6.5% & 7.0%          6.5% & 7.0%
Ordinary life, individual.....  1962 to 2002      3.0% to 5.5%         3.0% to 5.5%

BASIS OF ASSUMPTION

Accident and health............  Morbidity and withdrawals based on actual and projected experience.

Annuities and other............  Primarily funds on deposit inclusive of accrued interest.

Ordinary life, individual......  Mortality based on 1955-60 Intercompany Mortality Table
                                 Combined Select and Ultimate.

    In 2001, the anticipated future gross profits of our in-force long-term care business was not sufficient to recover our deferred acquisition costs, resulting in the recognition of an impairment charge. In connection with this, we unlocked our prior reserve assumptions due to our determination that certain elements were insufficient to produce adequate future coverage of claims. These assumptions include interest rates, premium rates, shock lapses and anti-selection of policyholder persistence.

    (g)  REINSURANCE

    As is common in the insurance industry, we purchase reinsurance to increase the number and size of the policies we may underwrite. Reinsurance is purchased by insurance companies to insure their liability under policies written to their insureds. By transferring, or ceding, certain amounts of premium (and the risk associated with that premium) to reinsurers, we can limit our exposure to risk. However, if a reinsurance company becomes insolvent or otherwise fails to honor its obligations under any reinsurance agreements, we would remain fully liable to the policyholder.

    We reinsure any life insurance policy to the extent the risk on that policy exceeds $50,000. We currently reinsure our ordinary life policies through Reassurance Company of Hanover. We also have a reinsurance agreement with Transamerica Occidental Life Insurance Company to reinsure term life policies whose risk exceeds $15,000, and with Employer's Reassurance Corporation to reinsure credit life policies whose risk exceeds $15,000.

    We have ceded, through a fronting arrangement, 100% of certain whole life and deferred annuity policies to Provident Indemnity Life Insurance Company. No new policies have been ceded under this arrangement since December 31, 1995. We also entered into a reinsurance agreement to cede 100% of certain life, accident, health and Medicare supplement insurance policies to Life and Health of America. These fronting arrangements are used when one insurer wishes to take advantage of another insurer's ability to procure and issue policies. As the fronting company, we remain ultimately liable to the policyholder, even though all of our risk is reinsured. Therefore, the agreements require the maintenance of securities in escrow for our benefit in the amount equal to our statutory reserve credit.

    We have also entered into a reinsurance agreement with Cologne Life Reinsurance Company with respect to home health care policies with benefit periods exceeding 36 months. No new policies have been reinsured under this agreement since 1998.

    We also enter into funds withheld financial reinsurance treaties, which allow us to temporarily increase statutory surplus. Although these treaties qualify for statutory accounting treatment as reinsurance, we believe that the agreements do not qualify as reinsurance according to generally accepted accounting principles. We commuted all existing financial reinsurance treaties, effective December 31, 2001, which reduced statutory surplus by approximately $20,000,000. At December 31, 2001 and 2000, our statutory surplus was increased by $0 and approximately $20,000,000, respectively, from financial reinsurance.

    We have stop-loss reinsurance on our disability business that limits our liability in aggregate for the life of the policy or above monthly loss amounts. This coverage is ceded to Employer's Reassurance Corporation, Reassurance America Life Insurance Company and Lincoln National Life Insurance Company. Since January 1, 2000, no new policies have been ceded to Employer's Reassurance Corporation, which has historically provided the majority of our stop-loss reinsurance.

    In 2001, we ceded substantially all of our disability policies to Assurity Life Insurance Company on a 100% quota share basis. The reinsurer may assume ownership of the policies as a sale upon various state and policyholder approvals. We received a ceding allowance of approximately $5,000,000 and ceded reserves to the reinsurer of approximately $10,300,000.

    Effective December 31, 2001, we entered a reinsurance transaction to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The agreement was entered with Centre Solutions (Bermuda) Limited. The agreement is subject to certain coverage limitations, including an aggregate limit of liability, which is a function of certain factors and which may be reduce in the event that the rate increases that the reinsurance agreement may require are not obtained. The agreement meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles. The initial premium of the treaties is approximately $619,000,000, comprised of $563,000,000 of cash and qualified securities transferred subsequent to December 31, 2001, and $56,000,000 held as funds due to the reinsurer. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, will be credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance will receive an investment credit based upon the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of our reserve liabilities.

    Pennsylvania insurance regulations require that funds ceded for reinsurance provided by a foreign or "unauthorized" reinsurer must be secured by funds held in a trust account or by a letter of credit for the protection of policyholders. We received approximately $648,000,000 in statutory reserve credits from this transaction as of December 31, 2001, of which $619,000,000 was held by us and $29,000,000 was backed by Letters of Credit, which increased our statutory surplus by $29,000,000 as well.

    The agreements contain commutation provisions and allow us to recapture the reserve liabilities and the current experience account balance as of December 31, 2007 or on December 31 of any year thereafter. We intend to commute the treaty on December 31, 2007; therefore, we are accounting for the agreements in anticipation of this commutation. In the event we do not commute the agreements on December 31, 2007, we will be subject to escalating expenses.

    The agreement also granted the reinsurer an option to participate in reinsuring new business sales up to 50% on a quota share basis. In August 2002, we announced that the reinsurer had exercised its option to reinsure a portion of future sales. Final terms are still pending.

    The following table shows our historical use of reinsurance, excluding financial reinsurance and our new reinsurance agreement:

                                                                   REINSURANCE RECOVERABLE
                                                       ------------------------------------------------
                                                                          DECEMBER 31,    DECEMBER 31,
COMPANY                                                A.M. BEST RATING       2001            2000
-------                                                ----------------   -------------   -------------
                                                                        (IN THOUSANDS)
General and Cologne Life Re of America...............     A+                 $10,365         $8,196
Assurity Life Insurance Company......................     A-                   8,403             --
Provident Indemnity Life Insurance Company(1)........     NR3                  4,362          4,643
Lincoln National Life Insurance Company(2)...........      A                     999          1,142
Employer's Reassurance Corporation(2)................     A++                    510            662
Reassure America Life Insurance Company(2)...........     A++                    426            400
Life and Health of America...........................     B-                     388            409
Transamerica Occidental Life Insurance Company.......     A+                      30              1
Reassurance Company of Hanover.......................      A                      15             11
Swiss Reassurance Life and Health America............     A++                      7              6

------------------------

(1) Reinsurance recoverable is supported by assets held in trust.

(2) We determine the amount of reinsurance recoverable in accordance with GAAP on an aggregate basis for multiple companies that provide reinsurance on our disability business. In order to segregate the risk by reinsurer, we have listed the amount reported for Reassure America Life Insurance Company and Lincoln National Life Insurance Company for reserve credits as calculated under statutory accounting principles as of December 31, 2001 and 2000. The amounts reported for Employer's Reassurance Corporation include the net differences between statutory and GAAP reporting for our disability reinsurance.

    (h)  INVESTMENTS

    We have categorized all of our investment securities as available for sale because they may be sold in response to changes in interest rates, prepayments and similar factors. Investments in this category are reported at their current market value with net unrealized gains and losses, net of the applicable deferred income tax effect, being added to or deducted from total shareholders' equity on the balance sheet. As of June 30, 2002, shareholders' equity was increased by $611,000 due to unrealized gains of $926,000 in the investment portfolio. As of December 31, 2001, shareholders' equity was increased by $10,581,000 due to unrealized gains of $16,032,000 in the investment portfolio. The amortized cost and estimated market value of our available for sale investment portfolio as of June 30, 2002 and December 31, 2001 are as follows:

                                                        JUNE 30, 2002            DECEMBER 31, 2001
                                                   ------------------------   ------------------------
                                                   AMORTIZED    ESTIMATED     AMORTIZED    ESTIMATED
                                                     COST      MARKET VALUE     COST      MARKET VALUE
                                                   ---------   ------------   ---------   ------------
                                                                     (IN THOUSANDS)
U.S. Treasury securities and obligations of U.S.
  Government authorities and agencies............   $13,451       $14,513     $164,712      $172,063

Obligations of states and political
  sub-divisions..................................        --            --          572           612

Mortgage backed securities.......................     1,924         1,970       42,587        43,331

Debt securities issued by foreign governments....       206           212       11,954        12,089

Corporate securities.............................     8,930         8,742      243,793       250,513

Equities.........................................        --            --        8,760         9,802

Policy Loans.....................................       209           209          181           181
                                                    -------       -------     --------      --------

Total Investments................................   $24,720       $25,646     $472,559      $488,591
                                                    =======       =======     ========      ========

Net unrealized gain..............................       926                     16,032
                                                    -------                   --------

                                                    $25,646                    488,591
                                                    =======                   ========

    Our investment portfolio, excluding our experience account, consists primarily of investment grade fixed income securities. Income generated from this portfolio is largely dependent upon prevailing levels of interest rates. Due to the duration of our investments (approximately 5.0 years), investment income does not immediately reflect changes in market interest rates.

    In 2001, we classified our convertible portfolio as trading account investments. Changes in trading account investment market values are recorded in our statement of operations during the period in which the change occurs, rather than as an unrealized gain or loss recorded directly through equity. We recorded a trading account loss in 2001 of $3,428,000, which reflects the unrealized and realized loss of our convertible portfolio that arose during the year ended December 31, 2001. At December 31, 2001, we had liquidated our entire trading portfolio.

    In February 2002, in connection with our December 31, 2001 reinsurance agreement, we transferred substantially our entire investment portfolio to our reinsurer. The reinsurer will maintain a notional experience account for our benefit that includes the initial premium paid, all future cash flows from the reinsured business and accumulated investment earnings. The reinsurer provides us with an experience account investment credit equal to the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of our claims liabilities. We are accounting for the experience account investment credit in accordance with SFAS No. 133 and have determined to bifurcate the total return into two components:

    1. the investment income component, or an embedded derivative debt host with a yield that is represented by the current yield to maturity of the underlying benchmark indices, in effect providing us with investment earnings equal to current market rates, and

    2. a change in market value component, which reflects the effect of a change in current interest rates, as determined by the current market value of the underlying indices. As a result, our future financial statements are subject to significant volatility. Recorded market value gains or losses, although recognized in current earnings, are expected to be offset in future periods as a result of our receipt of the most recent market rates, and, therefore, have no anticipated long-term impact on shareholder value.

    The experience account balance at June 30, 2002 was $594,449,000.

    (i)  SELECTED FINANCIAL INFORMATION: STATUTORY BASIS

    The following table shows certain ratios derived from our insurance regulatory filings with respect to our accident and health policies presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities ("SAP"), which differ from the presentation under generally accepted accounting principles ("GAAP") and, which also differ from the presentation under SAP for purposes of demonstrating compliance with statutorily mandated loss ratios. See "Government Regulation."

                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                     2001           2000           1999
                                                   --------       --------       --------
Loss Ratio(1)(4).................................    154.4%         67.1%          70.4%
Expense ratio(2)(4)..............................   (201.3)%       114.4%          44.1%
                                                    ------         -----          -----

Combined loss and expense ratio..................    (46.9)%       181.5%         114.5%
                                                    ======         =====          =====
Persistency(3)...................................     88.0%         86.4%          86.7%

------------------------

(1) Loss ratio is defined as incurred claims and increases in policy reserves divided by collected premiums.

(2) Expense ratio is defined as commissions and expenses incurred divided by collected premiums.

(3) Persistency represents the percentage of premiums renewed, which we calculate by dividing the total annual premiums in-force at the end of each year (less first year business for that year) by the total annual premiums in-force for the prior year. For purposes of this calculation, a decrease in total annual premiums in-force at the end of any year would be a result of non-renewal policies, including those policies that have terminated by reason of death, lapse due to nonpayment of premiums and/or conversion to other policies offered by us.

(4) The 2001, 2000 and 1999 loss ratios and expense ratios are significantly affected by the reinsurance of approximately $408,093,000, $225,741,000 and $90,230,000, respectively, in premium on a statutory basis under financial and other reinsurance treaties reserves are accounted for as offsetting negative benefits and negative premium, causing substantial deviation in reported ratios.

    STATUTORY ACCOUNTING PRACTICES. As long-term care insurers, our insurance subsidiaries are required by state insurance regulation to have statutory surplus, which is calculated differently than under GAAP, at a sufficient level to support existing policies as well as new business growth. Under SAP, costs associated with sales of new policies must be charged to earnings as incurred. Because these costs, together with required reserves, generally exceed first year premiums, statutory surplus may be reduced during periods of increasing first year sales. The commissions paid to agents on new business production are generally higher for new business than for renewing policies. Because statutory accounting requires commissions to be expensed as paid, rapid growth in first year business generally results in higher expense ratios.

    Effective December 31, 2001, we entered a reinsurance transaction that, according to Pennsylvania insurance regulation, required the reinsurer to provide us with Letters of Credit in order for us to receive statutory reserve and surplus credit from the reinsurance. The Letters of Credit were dated subsequent to December 31, 2001, to reflect that of the final closing of the agreement. In addition, the initial premium paid for the reinsurance included investment securities carried at amortized cost but valued at market price for purposes of the premium transfer and the experience account. The Pennsylvania Insurance Department permitted us to receive credit of $29,000,000 for the Letters of Credit, and to accrue the anticipated, yet unknown, gain of $18,000,000 from the sale of securities at market value, in our statutory financial results for December 31, 2001. The impact of this permitted practice served to increase the statutory surplus of our insurance subsidiaries by approximately $47,000,000 at December 31, 2001. Had we not been granted a permitted practice, our statutory surplus would have been negative until the first quarter 2002 reporting period, when a permitted practice would no longer be required due to our receipt of the Letters of Credit prior to March 31, 2002.

    MINIMUM LOSS RATIOS. Mandated loss ratios are calculated in a manner intended to provide adequate reserving for the long-term care insurance risks, using statutory lapse rates and certain assumed interest rates. The statutorily assumed interest rates differ from those used in developing reserves under GAAP. For this reason, statutory loss ratios differ from loss ratios reported under GAAP. Mandatory statutory loss ratios also differ from loss ratios reported on a current basis under SAP for purposes of our annual and quarterly state insurance filings. The states in which we are licensed have the authority to change these minimum ratios and to change the manner in which these ratios are computed and the manner in which compliance with these ratios is measured and enforced. We are unable to predict the impact of (1) the imposition of any changes in the mandatory statutory loss ratios for individual or group long-term care policies to which we may become subject, (2) any changes in the minimum loss ratios for individual or group long-term care or Medicare supplement policies, or (3) any change in the manner in which these minimums are computed or enforced in the future. We have not been informed by any state that our subsidiaries do not meet mandated minimums, and we believe we are in compliance with all such minimum ratios. In the event the we are not in compliance with minimum statutory loss ratios mandated by regulatory authorities with respect to certain policies, we may be required to reduce or refund our premiums on such policies.

    (j)  INSURANCE INDUSTRY RATING AGENCIES

    Our subsidiaries have A.M. Best ratings of "B- (fair)" and Standard & Poor's ratings of "B- (weak)." A.M. Best and Standard & Poor's ratings are based on a comparative analysis of the financial condition and operating performance for the prior year of the companies rated, as determined by their publicly available reports. A.M. Best's classifications range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." A.M. Best and Standard & Poor's ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors and are not recommendations to buy, hold or sell a security. In evaluating a company's financial and operating performance, the rating agencies review profitability, leverage and liquidity, as well as book of business, the adequacy and soundness of reinsurance, the quality and estimated market value of assets, the adequacy of reserves and the experience and competence of management.

    Certain distributors will not sell our group products unless we have a financial strength rating of at least an "A-." The inability of our subsidiaries to obtain higher A.M. Best or Standard & Poor's ratings will adversely affect the sales of our products if customers favor policies of competitors with better ratings. In addition, a downgrade in our ratings may cause our policyholders to allow their existing policies to lapse. Increased lapsation would reduce our premium income and would also cause us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapsed. Recent downgrades or further downgrades in our ratings also may lead some independent agents to sell less of our products or to cease selling our policies altogether.

    (k)  COMPETITION

    We operate in a highly competitive industry. We believe that competition is based on a number of factors, including service, products, premiums, commission structure, financial strength, insurance industry ratings and name recognition. We compete with a large number of national insurers, smaller regional insurers and specialty insurers, many of whom have considerably greater financial resources, higher ratings from A.M. Best and Standard and Poor's and larger networks of agents than we do. Many insurers offer long-term care policies similar to those we offer and utilize similar marketing techniques. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from additional private insurance carriers introducing products similar to those offered by us.

    We also actively compete with other insurers in attracting and retaining agents to distribute our products. Competition for agents is based on quality of products, commission rates, underwriting, claims service and policyholder service. We continuously recruit and train independent agents to market and sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. Our business and ability to compete may suffer if we are unable to recruit and retain insurance agents and if we lose the services provided by our marketing general agents.

    We also compete with non-insurance financial services companies such as banks, securities brokerage firms, investment advisors, mutual fund companies and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 ("Gramm-Leach-Bliley Act") implemented fundamental changes in the regulation of the financial services industry, permitting mergers that combine commercial banks, insurers and securities firms under one holding company. The ability of banks to affiliate with insurers may adversely affect our ability to remain competitive.

    The insurance industry may undergo further change in the future and, accordingly, new products and methods of service may also be introduced. In order to keep pace with any new developments, we may need to expend significant capital to offer new products and to train our agents and employees to sell and administer these products and services. Our ability to compete with other insurers depends on our success in developing new products.

    (l)  GOVERNMENT REGULATION

    Insurance companies are subject to supervision and regulation in all states in which they transact business. We are registered and approved as a holding company under the Pennsylvania Insurance Code. Our insurance company subsidiaries are chartered in the states of Pennsylvania and New York. We are currently licensed in all states and the District of Columbia.

    The extent of regulation of insurance companies varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Although many states' insurance laws and regulations are based on models developed by the National Association of Insurance Commissioners, and are therefore similar, variations among the laws and regulations of different states are common.

    The NAIC is a voluntary association of all of the state insurance commissioners in the United States. The primary function of the NAIC is to develop model laws on key insurance regulatory issues that can be used as guidelines for individual states in adopting or enacting insurance legislation. While the NAIC model laws are accorded substantial deference within the insurance industry, these laws are not binding on insurance companies unless adopted by states, and variation from the model laws within states is common.

    The Pennsylvania Insurance Department, the New York Insurance Department and the insurance regulators in other jurisdictions have broad administrative and enforcement powers relating to the granting, suspending and revoking of licenses to transact insurance business, the licensing of agents, the regulation of premium rates and trade practices, the content of advertising material, the form and content of insurance policies and financial statements and the nature of permitted investments. In addition, regulators have the power to require insurance companies to maintain certain deposits, capital, surplus and reserve levels calculated in accordance with prescribed statutory standards. The NAIC has developed minimum capital and surplus requirements utilizing certain risk-based factors associated with various types of assets, credit, underwriting and other business risks. This calculation, commonly referred to as RBC, serves as a benchmark for the regulation of insurance company solvency by state insurance regulators. The primary purpose of such supervision and regulation is the protection of policyholders, not investors.

    Most states mandate minimum benefit standards and loss ratios for long-term care insurance policies and for other accident and health insurance policies. Most states have adopted the NAIC's proposed standard minimum loss ratios of 65% for individual Medicare supplement policies and 75% for group Medicare supplement policies. A significant number of states, including Pennsylvania and Florida, also have adopted the NAIC's proposed minimum loss ratio of 60% for both individual and group long-term care insurance policies. Certain states, including New Jersey and New York, have adopted a minimum loss ratio of 65% for long-term care. The states in which we are licensed have the authority to change these minimum ratios, the manner in which these ratios are computed and the manner in which compliance with these ratios is measured and enforced.

    On an annual basis, the Pennsylvania Insurance Department and the New York Insurance Department are provided with a calculation prepared by our consulting actuaries regarding compliance with required minimum loss ratios for Medicare supplement and credit policies. This report is made available to all states. Although certain other policies (e.g., nursing home and hospital care policies) also have specific mandated loss ratio standards, there presently are no similar reporting requirements in the states in which we do business for such other policies.

    In December 1986, the NAIC adopted the Long-Term Care Insurance Model Act ("Model Act"), which was adopted to promote the availability of long-term care insurance policies, to protect applicants for such insurance and to facilitate flexibility and innovation in the development of long-term care coverage. The Model Act establishes standards for long-term care insurance, including provisions relating to disclosure and performance standards for long-term care insurers, incontestability periods, nonforfeiture benefits, severability, penalties and administrative procedures. Model regulations were also developed by the NAIC to implement the Model Act. Some states have also adopted standards relating to agent compensation for long-term care insurance. In addition, from time to time, the federal government has considered adopting standards for long-term care insurance policies, but it has not enacted any such legislation to date.

    Some state legislatures have adopted proposals to limit rate increases on long-term care insurance products. In the past, we have been generally successful in obtaining rate increases when necessary. We currently have rate increases on file with various state insurance departments and anticipate that increases on other products may be required in the future. If we are unable in the future to obtain rate increases, or in the event of legislation limiting rate increases, we believe it would have a negative impact on our future earnings.

    In September 1996, Congress enacted the Health Insurance Portability and Accountability Act ("HIPAA"), which permits premiums paid for eligible long-term care insurance policies after December 31, 1996 to be treated as deductible medical expenses for federal income tax purposes. The deduction is limited to a specified dollar amount ranging from $200 to $2,500, with the amount of the deduction increasing with the age of the taxpayer. In order to qualify for the deduction, the insurance contract must, among other things, provide for limitations on pre-existing condition exclusions, prohibitions on excluding individuals from coverage based on health status and guaranteed renewability of health insurance coverage. Although we offer tax-deductible policies, we will continue to offer a variety of non-deductible policies as well. We have long-term care policies that qualify for tax exemption under HIPAA in all states in which we are licensed.

    In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification") guidance, which replaced the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, including the recognition of deferred income taxes.

    The Pennsylvania and New York Insurance Departments have adopted the Codification guidance, effective January 1, 2001. The Codification guidance serves to reduce the insurance subsidiaries' surplus, primarily due to certain limitations on the recognition of goodwill and EDP equipment and the recognition of other than temporary declines in investments. In 2001, our statutory surplus was reduced by approximately $2,000 as a result of the Codification guidance. These reductions are partially offset by certain other items, including the recognition of deferred tax assets subject to certain limitations.

    We are also subject to the insurance holding company laws of Pennsylvania and of the other states in which we are licensed to do business. These laws generally require insurance holding companies and their subsidiary insurers to register and file certain reports, including information concerning their capital structure, ownership, financial condition and general business operations. Further, states often require prior regulatory approval of changes in control of an insurer and of intercompany transfers of assets within the holding company structure. The Pennsylvania Insurance Department and the New York Insurance Department must approve the purchase of more than 10% of the outstanding shares of our common stock by one or more parties acting in concert, and may subject such party or parties to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York and to the prior approval and/or reporting requirements of other jurisdictions in which we are licensed. In addition, our officers, directors and 10% shareholders and those of our insurance subsidiaries are subject to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York, as the case may be, and may be subject to the prior approval and/or reporting requirements of other jurisdictions in which they are licensed.

    Under Pennsylvania law, public utilities and their affiliates, subsidiaries, officers and employees may not be licensed or admitted as insurers. If any public utility or affiliate, subsidiary, officer or employee of any public utility acquires 5% or more of the outstanding shares of our common stock, such party may be deemed to be an affiliate, in which event our Certificate of Authority to do business in Pennsylvania may be revoked upon a determination by the Pennsylvania Insurance Department that such party exercises effective control over us. Although several entities own more than 5% of our common stock, no public utility or affiliate, subsidiary, officer or employer of any public utility holds sufficient voting authority to exercise effective control over us.

    States also restrict the dividends our insurance subsidiaries are permitted to pay. Dividend payments will depend on profits arising from the business of our insurance company subsidiaries, computed according to statutory formulae. Under the insurance laws of Pennsylvania and New York, insurance companies can pay dividends only out of surplus. In addition, Pennsylvania law requires each insurance company to give 30 days advance notice to the Pennsylvania Insurance Department of any planned extraordinary dividend (any dividend paid within any twelve-month period which exceeds the greater of (1) 10% of an insurer's surplus as shown in its most recent annual statement filed with the Insurance Department or (2) its net gain from operations, after policyholder dividends and federal income taxes and before realized gains or losses, shown in such statement) and the Insurance Department may refuse to allow it to pay such extraordinary dividends. Our Corrective Action Plan also requires the approval of the Pennsylvania Insurance Department of all dividends. Under New York law, our New York insurance subsidiary must give the New York Insurance Department 30 days' advance notice of any proposed extraordinary dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period.

    In addition, our New York insurance company must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding
December 31 or its adjusted net investment income for the year ended the preceding December 31. In 2002, we received a dividend from our New York subsidiary of $651,000. The dividend proceeds were used for parent company liquidity needs.

    We believe that, other than our New York subsidiary, none of our insurance subsidiaries are eligible to make dividend payments to the parent company in 2002.

    Periodically, the federal government has considered adopting a national health insurance program. Although it does not appear that the federal government will enact an omnibus health care reform law in the near future, the passage of such a program could have a material impact upon our operations. In addition, legislation enacted by Congress could impact our business. Among the proposals are the implementation of certain minimum consumer protection standards for inclusion in all long-term care policies, including guaranteed renewability, protection against inflation and limitations on waiting periods for pre-existing conditions. These proposals would also prohibit "high pressure" sales tactics in connection with long-term care insurance and would guarantee consumers access to information regarding insurers, including lapse and replacement rates for policies and the percentage of claims denied. As with any pending legislation, it is possible that any laws finally enacted will be substantially different from the current proposals. Accordingly, we are unable to predict the impact of any such legislation on our business and operations.

    Compliance with multiple federal and state privacy laws may affect our profits. Congress enacted the Gramm-Leach-Bliley Financial Services Modernization Act in November 1999. Federal agencies have adopted regulations to implement this legislation. The Gramm-Leach-Bliley Act empowers states to adopt their own measures to protect the privacy of consumers and customers of insurers that are covered by the Gramm-Leach-Bliley Act, so long as those protections are at least as stringent as those required by the Gramm-Leach-Bliley Act. If states do not enact their own insurance privacy laws or adopt regulations, the privacy requirements of the Gramm-Leach-Bliley Act will apply to insurers, although no enforcement mechanism has yet been adopted for insurers. The Department of Health and Human Services has adopted privacy rules, which will also apply to at least some of our products. The NAIC has adopted the Insurance Information and Privacy Model Act, but no state has yet adopted this model act. Individual state insurance regulators have indicated that their states may adopt privacy laws or regulations that are more stringent than the NAIC's model act and those provided for under federal law. Compliance with different laws in states where we are licensed could prove extremely costly.

    We monitor economic and regulatory developments that have the potential to impact our business. Recently enacted federal legislation will allow banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of our products. Furthermore, the market for our products is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives could negatively impact the demand for these products.

    (m)  EMPLOYEES

    As of June 30, 2002, we had 292 full-time employees (not including independent agents). We are not a party to any collective bargaining agreements.

    (n)  PROPERTIES

    Our principal offices in Allentown, Pennsylvania occupy two buildings, totaling approximately 30,000 square feet of office space in a 40,000 square foot building and all of an 8,000 square foot building. We own both buildings and a 2.42 acre undeveloped parcel of land located across the street from our home offices. We also lease additional office space in Michigan and New York.

    (o)  LEGAL PROCEEDINGS

    Our subsidiaries are parties to various lawsuits generally arising in the normal course of their business. We do not believe that the eventual outcome of any of the suits to which we are party will have a material adverse effect on our financial condition or results of operations. However, the outcome of any single event could have a material impact upon the quarterly or annual financial results of the period in which it occurs.

    The Company and certain of our key executive officers are defendants in consolidated actions that were instituted on April 17, 2001 in the United States District Court for the Eastern District of Pennsylvania by shareholders of the Company, on their own behalf and on behalf of a putative class of similarly situated shareholders who purchased shares of the Company's common stock between July 23, 2000 through and including March 29, 2001. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as a result of misstatements and omissions allegedly contained in our periodic reports filed with the SEC, certain press releases issued by us, and in other statements made by our officials. The alleged misstatements and omissions relate, among other matters, to the statutory capital and surplus position of our largest subsidiary, Penn Treaty Network America Insurance Company. On December 7, 2001, the defendants filed a motion to dismiss the complaint, which was denied on May 15, 2002. We believe that the complaint is without merit, and we will continue to vigorously defend the matter. On July 1, 2002, the defendants filed an answer to the complaint, denying all liability. Plaintiffs filed a motion for class certification on August 15, 2002, which is currently pending.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain anticipated U.S. Federal income tax consequences to U.S. holders and non-U.S. holders whose Subordinated Notes are tendered and accepted in the exchange offer. For purposes of this discussion, a U.S. holder is a beneficial holder of the Subordinated Notes or Exchange Notes received in the Exchange Offer that is:

    - a citizen or resident of the United States, including, an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Internal Revenue Code;

    - a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

    - an estate, if its income is subject to United States Federal income taxation regardless of its source; or

    - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election to be treated as a United States person.

    A non-U.S. holder is a holder that is not a U.S. holder.

    This discussion does not purport to address all aspects of United States Federal income taxation that may be relevant to particular holders in light of their personal circumstances or the effect of any applicable state, local or foreign tax laws. In addition, this discussion does not deal with persons that are subject to special tax rules, such as (i) dealers or traders in securities or currencies, (ii) financial institutions or other U.S. holders that treat income in respect of the Subordinated Notes or the Exchange Notes as financial services income, (iii) insurance companies, (iv) tax-exempt entities,
(v) persons holding Subordinated Notes or Exchange Notes as part of a straddle, conversion transaction or other arrangement involving more than one position, or
(vi) persons whose functional currency is not the U.S. dollar. This discussion assumes that the Subordinated Notes are held, and the Exchange Notes will be held, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code.

    Because the law with respect to certain United States Federal income tax consequences of the exchange of Subordinated Notes for Exchange Notes is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the "IRS") on any tax matter concerning the exchange of Subordinated Notes for Exchange Notes, no assurances can be given that the IRS or a court considering these issues would agree with the positions or conclusions discussed below.

    HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS WHO EXCHANGE SUBORDINATED NOTES
  FOR EXCHANGE NOTES

    GENERAL. The exchange of Subordinated Notes for Exchange Notes will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code if the Subordinated Notes and Exchange Notes are considered "securities" for the United States Federal income tax purposes. The law is unclear as to whether a debt instrument with a six-year maturity is considered a security. If the exchange qualifies as a recapitalization, (i) no gain or loss will be recognized by an exchanging U.S. holder except that gain (i.e., the excess of the fair market value of the Exchange Notes plus the amount of cash received over the tax basis of the Subordinated Notes), if any, will be recognized to the extent of the amount of cash received, (ii) the Exchange Notes will have an initial tax basis in the hands of the exchanging U.S. holder equal to the tax basis of the Subordinated Notes exchanged, and (iii) the Exchange Notes will have a holding period that includes the period during which the exchanging U.S. holder held the Subordinated Notes. Management believes that neither the Exchange Notes nor the Subordinated Notes are publicly traded as defined in the Regulations under Section 1273 of the Internal Revenue Code. Therefore, if the exchange does not qualify as a recapitalization, so long as the 6 1/4% interest rate on the Exchange Notes is at least equal to the applicable federal rate for notes of this term, an exchanging U.S. holder will (i) recognize gain or loss on the exchange in the amount of the difference between its tax basis for Penn Treaty's Subordinated Notes and the face amount of the Exchange Notes, (ii) have a tax basis in the Exchange Notes equal to the face amount of the Exchange Notes at the time of the exchange, and (iii) have a holding period in the Exchange Notes that begins on the date of the exchange.

    MARKET DISCOUNT. If the exchange qualifies as a recapitalization, market discount rules will apply to any Exchange Notes received by an exchanging U.S. holder who acquired its Subordinated Notes subsequent to their original issuance at a price lower (by more than a de minimis amount) than the revised issue price of such Subordinated Notes. An Exchange Note that is exchanged for a Subordinated Note with market discount will continue to accrue market discount over its term.

    Holders exchanging market discount Subordinated Notes pursuant to the exchange offer will not recognize any gain or loss upon the exchange with respect to accrued market discount. Any gain recognized by the U.S. holder on the disposition of Exchange Notes received in exchange for Subordinated Notes having market discount will be treated as ordinary income to the extent of the market discount that accrued while held by such holder. A U.S. holder of a debt instrument acquired at market discount may elect to include market discount in gross income as such market discount accrues, either on a straight-line basis or a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Unless the U.S. holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry market discount Subordinated Notes and Exchange Notes.

    ACQUISITION PREMIUM. To the extent that the tax basis of a U.S. holder in an Exchange Note exceeds the issue price of such Exchange Note but is not more than the principal amount of such Exchange Note, the full daily portions of original issue discount will still be reported for each holder of such Exchange Note for information reporting purposes, but the exchanging U.S. holder will reduce each daily portion of original issue discount includible in the U.S. holder's gross income by a constant fraction calculated so as to cause the full amount of such excess to be amortized over the life of such Exchange Note.

    SALE OR EXCHANGE OF EXCHANGE NOTES. In general, subject to the rules discussed above under "Market Discount," the sale, exchange or redemption of the Exchange Notes will result in capital gain or loss equal to the difference between the amount realized and the exchanging U.S. holder's tax basis in the Exchange Notes immediately before such sale, exchange or redemption (which will reflect any original issue discount and market discount previously included in income).

    PAYMENT OF INTEREST. Interest on the Exchange Notes will generally be taxable as ordinary income at the time it is paid or accrued based on the U.S. holder's method of accounting for United States Federal income tax purposes.

    CONVERSION OF EXCHANGE NOTES. In general, income, gain or loss will not be recognized on the conversion of Exchange Notes into common stock, except for any cash received instead of a fractional share of common stock as described below or accrued market discount not previously taxed. Any gain so recognized will generally be capital gain. The tax basis in the common stock received in the

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conversion will be the same as the U.S. holder's adjusted tax basis in the
Exchange Notes at the time of conversion, reduced by any basis attributable to fractional shares. For capital gains purposes, the holding period for the common stock will generally include the holding period for the Exchange Notes that were converted (as noted above, the U.S. holder's holding period should include the period during which the U.S. holder held his or her Subordinated Note prior to the exchange).

    Cash received instead of a fractional share of common stock should be treated as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the adjusted tax basis allocated to the fractional share).

    ADJUSTMENTS TO CONVERSION PRICE. Certain adjustments to the conversion price of the Exchange Notes that increase the proportionate interest of the U.S. holders of the Exchange Notes in the common stock, made to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock may result in constructive distributions to the U.S. holders of the Exchange Notes, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of Penn Treaty's current earnings and profits as of the end of the taxable year to which such constructive distribution relates and/or accumulated earnings and profits. In addition, if full adjustment to the conversion price is not made upon the issuance of a stock dividend or upon the occurrence of another event, resulting in the increase in the proportionate interests of holders of common stock, such increase in the proportionate interests of holders of common stock will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of Penn Treaty's current earnings and profits as of the end of the taxable year to which such constructive distribution relates and/or accumulated earnings and profits.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently
30 percent, but will be reduced to 29 percent effective January 1, 2004, and to 28 percent effective January 1, 2006. The information reporting and backup withholding rules do not apply to payments to corporations.

    Payments of interest or dividends to individual U.S. holders of Exchange Notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

    Payments made by a broker to a U.S. holder of Exchange Notes or common stock upon a sale of the Exchange Notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

    Any amounts withheld from a payment to a U.S. holder of Exchange Notes or common stock under the backup withholding rules can be credited against any United States Federal income tax liability of the holder.

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    Each prospective investor should consult its own tax advisor regarding the particular United States Federal, state, local, and foreign tax consequences of the exchange offer and of holding and disposing of Exchange Notes and common stock, including the consequences of any proposed change in applicable laws.

FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS WHO EXCHANGE SUBORDINATED
  NOTES FOR EXCHANGE NOTES

    THE EXCHANGE. Except as described in the discussion regarding gain or income realized upon the sale, exchange, redemption or other taxable disposition of an Exchange Note in the section captioned "Federal income tax consequences to non-U.S. holders who exchange Subordinated Notes for Exchange Notes--The Exchange Notes," a non-U.S. holder generally will not be subject to United States Federal income tax on any gains resulting from the exchange of the Subordinated Notes for the Exchange notes.

    THE EXCHANGE NOTES. Under present United States Federal income and estate tax law, and subject to the below concerning backup withholding:

        (a) no withholding of United States Federal income tax will be required with respect to the payment by Penn Treaty of principal or interest on an Exchange Note owned by a non-U.S. holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Penn Treaty entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to Penn Treaty through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Internal Revenue Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Internal Revenue Code and the regulations thereunder; and

        (b) no withholding of United States Federal income tax will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange or retirement of an Exchange Note.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Exchange Note on behalf of such owner in the ordinary course of its trade or business, must provide, in accordance with specified procedures, Penn Treaty (or a paying agent of Penn Treaty) with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on IRS Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such a statement has been received by it and furnishes a paying agent with a copy thereof.

    If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides Penn Treaty or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS
Form 4224 (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    If interest on an Exchange Note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, the non-U.S. holder, although exempt from the withholding tax discussed above, generally will be subject to United States Federal income tax on such amounts in

                                       55
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the same manner as if it were a United States Exchange Note holder. In addition, if such Exchange Note holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an Exchange Note will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, redemption or other taxable disposition of an Exchange Note (which includes those instances in which a Holder elects to convert its Exchange Note into Penn Treaty common stock and Penn Treaty exercises its right to deliver cash (instead of Common Stock) in an amount equal to the common stock that such Exchange Note holder would have otherwise received) generally will not be subject to United States Federal income tax unless (i) such gain or income is effectively connected with the conduct by the non-U.S. holder of a United States trade or business or (ii) in the case of an individual, such non-U.S. holder is present in the United States for a total of 183 days or more during the taxable year of such sale, exchange or retirement, and certain other conditions are met. Additionally, such gain or income would be subject to United States Federal income tax if Penn Treaty were a "United States real property holding corporation" and the fair market value of the Exchange Notes owned by such non-U.S. holder (determined on the date such Exchange Notes were acquired) exceeded the fair market value of 5% of Penn Treaty common stock (determined also on such date) (see discussion below in the section captioned "--Federal income tax consequences to non-U.S. holders who exchange Subordinated Notes for Exchange Notes--The Common Stock"). In general, upon conversion of an Exchange Note into common stock, a non-U.S. holder will not recognize any gain or loss for United States Federal income tax purposes. See "--Federal income tax consequences to U.S. holders who exchange Subordinated Notes for Exchange Notes--Conversion of Exchange Notes."

    A Note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to United States Federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of capital stock of Penn Treaty entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual. Even if the Exchange Note was includable in the gross estate under the foregoing rules, the Exchange Note may be excluded under the provisions of an applicable estate tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments on the Exchange Notes made by Penn Treaty or any paying agent of Penn Treaty and payments of dividends on Penn Treaty common stock to certain noncorporate non-U.S. holders generally should be subject to information reporting and possibly to backup withholding at a rate of 30% reducing to 29% in 2003 and 20% beginning
January 1, 2004. However, no information reporting or backup withholding will be required by Penn Treaty or any paying agent to non-U.S. holders if a statement described in (a)(iv) in the section captioned "--Federal income tax consequences to non-U.S. holders who exchange Subordinated Notes for Exchange Notes--The Exchange Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person. In addition, under current law, backup withholding generally will not apply to dividends paid to a non-U.S. holder at an address outside the United States (unless the payor has knowledge that the payee is a United States person). A non-U.S. holder would generally be subject to backup withholding in the case of dividends unless certain certification procedures are met or such holder otherwise establishes an exemption from backup withholding.

    In addition, backup withholding and information reporting will not apply if payments of the principal interest on an Exchange Note or dividends on Penn Treaty common stock are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note or common stock, or if a foreign office of a broker (as defined in applicable

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Treasury regulations) pays the proceeds of the sale of an Exchange Note or common stock to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States Federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (i) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

    Payments of principal, interest and premium on an Exchange Note or dividends on Penn Treaty common stock paid to the beneficial owner of an Exchange Note or common stock respectively, by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note or common stock, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) of the section captioned "--Federal income tax consequences to non-U.S. holders who exchange Subordinated Notes for Exchange Notes--The Exchange Notes" and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States Federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO PENN TREATY

    LIMITATION ON USE OF OPERATING LOSS CARRYOVERS. On December 31, 2001, we had consolidated operating loss carryovers of approximately $64.3 million for United States Federal income tax purposes (of which no financial statement benefit has been recognized for approximately $16.3 million, through the establishment of a valuation allowance) that are available to reduce future Federal income tax. To the extent not used, the operating loss carryovers expire in varying amounts beginning in 2018.

    Our ability to use our operating loss carryovers to reduce future United States Federal income tax, if any, may be limited in the future if we undergo an "ownership change" (i.e., a more than fifty percentage point change in the ownership of our common stock) upon conversion of the Exchange Notes. A corporation that undergoes an ownership change is subject to limitations on the amount of its operating loss carryovers that may be used to offset its Federal income tax following the ownership change. In addition, the use of certain other deductions attributable to events occurring in periods before an ownership change that are claimed within a five year period after the ownership change may also be limited (such "built-in deductions," together with the operating loss carryovers, are collectively known as "pre-change losses"). As a result, our ability to use pre-change losses may be subject to a limitation and may result in accelerated or additional tax payments which, with respect to taxable periods after conversion, could have a material adverse impact on our consolidated financial positions or results of operations. At this time, management does not believe it will be necessary to provide an additional valuation allowance against our ability to utilize our operating loss carryovers upon the consummation of the proposed transactions. Management believes that neither the Exchange Notes nor the Subordinated Notes are publicly traded as defined in the Regulations under Section 1273 of the Internal Revenue Code. Therefore, management believes the Company should not recognize any cancellation of indebtedness income.

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                               THE EXCHANGE OFFER

GENERAL

    On November 26, 1996, we sold $74.75 million aggregate principal amount of the Subordinated Notes. The offering was made pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act and was not registered under the Securities Act. The Subordinated Notes were issued under an indenture, dated as of November 26, 1996, between Penn Treaty and First Union National Bank, as trustee. We sold the Subordinated Notes to Bear, Stearns & Co. Inc. and Advest Inc. under a Purchase Agreement, dated November 20, 1996, among Bear, Stearns, Advest and Penn Treaty. When we sold the Subordinated Notes to Bear, Stearns and Advest, we also signed a Registration Rights Agreement in which we agreed to file with the SEC, at our own expense, a registration statement to cover resales of the Subordinated Notes and the shares of common stock issuable upon conversion of the Subordinated Notes. We filed this registration statement on February 20, 1997. The registration statement was declared effective by the SEC on April 11, 1997.

    The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. If your Subordinated Notes are freely tradable, then the Exchange Notes you receive in the exchange offer, and the common stock the Exchange Notes are convertible into, should be freely tradable.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING SUBORDINATED NOTES

    This Offering Circular and the enclosed letter of transmittal constitute an offer to exchange, for each outstanding Subordinated Note, an Exchange Note of a principal amount equal to the principal amount of such Subordinated Note, subject to the terms and conditions described in this Offering Circular. This exchange offer is being extended to all holders of the Subordinated Notes. As of the date of this Offering Circular, $74.75 million aggregate principal amount of the Subordinated Notes are outstanding. This Offering Circular and the enclosed letter of transmittal are first being sent on or about August 28, 2002, to all holders of Subordinated Notes known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all Subordinated Notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. See "--Conditions to the Exchange Offer." The exchange offer will expire at 12:00 midnight, New York City Time, on September 26, 2002. In our sole discretion, we may extend the period of time during which the exchange offer is open. Our obligation to accept Subordinated Notes for exchange in the exchange offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer." The form and terms of the Exchange Notes are described in this Offering Circular in the section captioned "Description of the Exchange Notes."

    We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Subordinated Notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all Subordinated Notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Subordinated Notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Subordinated Notes not previously accepted for exchange if any of the events described below under the caption "--Conditions to the Exchange Offer" should occur or for any other reason

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within our sole and absolute discretion. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

    Following completion of the exchange offer, we may, in our sole discretion, seek to acquire Subordinated Notes not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, redemptions or otherwise, or commence one or more additional exchange offers to those Subordinated Note holders who did not exchange their Subordinated Notes for the Exchange Notes.

RELEASE OF LEGAL CLAIMS BY TENDERING SUBORDINATED NOTE HOLDERS

    By tendering your Subordinated Notes in the exchange offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your or your successors' and assigns' ownership or acquisition of the Subordinated Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against
(i) Penn Treaty, its subsidiaries, its affiliates and its shareholders, and
(ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Penn Treaty, its subsidiaries, its affiliates and its shareholders, whether those claims arise under federal or state securities laws or otherwise.

CONDITIONS TO THE EXCHANGE OFFER

    THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT OF SUBORDINATED NOTES.

    Notwithstanding any other provision of the exchange offer, we will not be required to accept any Subordinated Notes for exchange or to issue any Exchange Notes in exchange for Subordinated Notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the Subordinated Notes for exchange or the exchange of Exchange Notes for Subordinated Notes, any of the following events occurs:

    - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

    - an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

    - any material adverse development occurs in any existing legal action or proceeding involving Penn Treaty;

    - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

    - the indenture for the Exchange Notes has not been qualified under the Trust Indenture Act of 1939.

    These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the exchange offer for any reason, in our sole and absolute discretion, and not accept any tendered Subordinated Notes for exchange.

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    In addition, we will not accept any Subordinated Notes for exchange or issue any Exchange Notes in exchange for Subordinated Notes, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the Exchange Notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING SUBORDINATED NOTES

    When you tender your Subordinated Notes, and we accept the Subordinated Notes for exchange, this will constitute a binding agreement between you and Penn Treaty, subject to the terms and conditions set forth in this Offering Circular and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption "--Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

    - if you hold Subordinated Notes in certificated form, tender your Subordinated Notes by sending the certificates for your Subordinated Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank Minnesota, N.A., as exchange agent, at one of the addresses listed below under the caption "--Exchange Agent"; or

    - if you hold Subordinated Notes in "street name," tender your Subordinated Notes by using the book-entry procedures described below under the caption "--Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent.

    In order for a book-entry transfer to constitute a valid tender of your Subordinated Notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your Subordinated Notes into its account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SUBORDINATED NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR SUBORDINATED NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. PLEASE SEND ALL CERTIFICATES FOR SUBORDINATED NOTES, LETTERS OF TRANSMITTAL AND AGENT'S MESSAGES TO WELLS FARGO BANK MINNESOTA, N.A., THE EXCHANGE AGENT FOR THE EXCHANGE OFFER, AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PLEASE DO NOT SEND THESE MATERIALS TO US.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution unless you are either:

    - a registered Subordinated Note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

    - you are exchanging Subordinated Notes for the account of an eligible guarantor institution.

    An eligible guarantor institution means:

    - Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act of 1950, as amended (the "Federal Deposit Insurance Act");

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    - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    - Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act of 1913, as amended;

    - National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

    - Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

    If you plan to sign the letter of transmittal but you are not the "registered holder" of the Subordinated Notes--which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Subordinated Notes--you must have the Subordinated Notes signed by the registered holder of the Subordinated Notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Subordinated Notes signs the letter of transmittal, certificates for the Subordinated Notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for Subordinated Notes.

    All questions as to the validity, form, eligibility--including time of receipt-and acceptance of Subordinated Notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Subordinated Notes improperly tendered or to not accept any Subordinated Notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any Subordinated Notes either before or after the expiration of the exchange offer--including the right to waive the ineligibility of any holder who seeks to tender Subordinated Notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular Subordinated Notes either before or after the expiration of the exchange offer--including the terms and conditions of the letter of transmittal and the accompanying instructions--will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Subordinated Notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Subordinated Notes for exchange, nor will we have any liability for failure to give this notification.

    If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for Subordinated Notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

ACCEPTANCE OF SUBORDINATED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept, promptly after the expiration of the exchange offer, all Subordinated Notes properly tendered and not withdrawn and will issue the Exchange Notes promptly after acceptance of the Subordinated Notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Subordinated Notes for exchange when, as and if we have given oral or written

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notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

    For each Subordinated Note accepted for exchange in the exchange offer, the tendering holder will receive an Exchange Note of a principal amount equal to that of the accepted Subordinated Note, which will be represented by a beneficial interest in an unrestricted global note.

    In all cases, the issuance of Exchange Notes in exchange for Subordinated Notes will be made only after the exchange agent timely receives either certificates for all physically tendered Subordinated Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Subordinated Notes into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered Subordinated Notes or if Subordinated Notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged Subordinated Notes without expense to the registered tendering holder. In the case of Subordinated Notes tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged Subordinated Notes will be credited to an account maintained by the tendering holder with DTC. Any Subordinated Notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    Within two business days after the date of this Offering Circular, the exchange agent will make a request to establish an account at DTC for the Subordinated Notes tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of Subordinated Notes by causing DTC to transfer the Subordinated Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the Subordinated Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the Subordinated Notes into the exchange agent's account of DTC prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you are a registered holder of the Subordinated Notes and wish to tender your Subordinated Notes, but:

    - the certificates for the Subordinated Notes are not immediately available;

    - time will not permit your certificates for the Subordinated Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

    - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

you may effect a tender of your Subordinated Notes if:

    - the tender is made through an eligible guarantor institution;

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
    - prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of Subordinated Notes you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be sent by overnight courier, registered or certified mail or facsimile transmission;

    - you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Subordinated Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Subordinated Notes into the exchange agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

    - the exchange agent receives the certificates for all physically tendered Subordinated Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Subordinated Notes into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

    YOU MAY WITHDRAW TENDERS OF SUBORDINATED NOTES AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND, UNLESS YOUR TENDERED SUBORDINATED NOTES HAVE PREVIOUSLY BEEN ACCEPTED FOR EXCHANGE AND YOU HAVE RECEIVED THE EXCHANGE NOTES ISSUABLE IN EXCHANGE THEREFOR, YOU MAY ALSO WITHDRAW PREVIOUSLY TENDERED SUBORDINATED NOTES AT ANY TIME AFTER DECEMBER 31, 2002.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the Subordinated Notes to be withdrawn, identify the Subordinated Notes to be withdrawn, including the principal amount of the Subordinated Notes, and, where certificates for Subordinated Notes have been transmitted, specify the name in which the Subordinated Notes are registered, if different from that of the withdrawing holder. If certificates for Subordinated Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If Subordinated Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Subordinated Notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility--including time of receipt--of these notices will be determined by us. Our determination will be final and binding.

    Any Subordinated Notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Subordinated Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of

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the exchange offer. In the case of Subordinated Notes tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted Subordinated Notes will be credited to the tendering holder's account at DTC. Properly withdrawn Subordinated Notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "--Procedures for Tendering Subordinated Notes."

EXCHANGE AGENT

    We have appointed Wells Fargo Bank Minnesota, N.A. as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your Subordinated Notes should also be directed to the exchange agent at one of the following telephone numbers and addresses:

    To: Wells Fargo Bank Minnesota, N.A.

 BY REGISTERED OR CERTIFIED MAIL:     BY REGULAR MAIL OR OVERNIGHT         IN PERSON BY HAND ONLY:
                                               CARRIERS:

         MAC # N9303-121                    MAC # N9303-121                608 Second Avenue South
    Corporate Trust Operations         Corporate Trust Operations        Corporate Trust Operations,
          P.O. Box 1517                  6th & Marquette Avenue                   12th Floor
    Minneapolis, MN 55480-1517           Minneapolis, MN 55479              Minneapolis, MN 55402

                   By Facsimile Transmission: (612) 667-4927
                      Confirm by Telephone: (800) 344-5128

    DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

    Requests for additional copies of this Offering Circular, Penn Treaty's Second Quarter 2002 Quarterly Report on Form 10-Q, Penn Treaty's First Quarter 2002 Quarterly Report on Form 10-Q, Penn Treaty's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Penn Treaty's 2002 Annual Meeting Proxy Statement, the enclosed letter of transmittal or the enclosed notice of guaranteed delivery may be directed to either the Exchange Agent at one of the telephone numbers and addresses listed above or to the information agent at the telephone number and address listed on the back cover page of this Offering Circular.

    Wells Fargo Bank Minnesota, N.A. will assist us with the distribution of this Offering Circular and the other exchange materials. We will pay Wells Fargo customary fees for its services and reimburse Wells Fargo for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including fees and expenses of the trustee under the indenture, filing fees and printing and distribution expenses.

FINANCIAL ADVISOR

    Philadelphia Brokerage Corporation is providing financial advisory services to Penn Treaty in connection with, and acting as the information agent for, the exchange offer. As compensation for its services in connection with the exchange offer and for other services related to subsequent proposed capital raising activities, we entered into an agreement pursuant to which we have agreed to pay Philadelphia Brokerage Corporation $5,000 a month for a twelve-month period and have granted Philadelphia Brokerage 60,000 shares of our common stock, of which 30,000 shares have not been registered with the SEC. In addition, Philadelphia Brokerage is eligible to receive, upon the completion

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
of certain services, up to an additional 40,000 shares of our common stock, 20,000 of which will be granted upon completion of the exchange offer. We will reimburse Philadelphia Brokerage for reasonable expenses it incurs in connection with the exchange offer. Philadelphia Brokerage is one of the broker/dealers that currently makes a market in our Subordinated Notes.

EXPENSES

    In addition to the fees we are paying Philadelphia Brokerage Corporation, we expect that we will have to pay about $100,000 in expenses relating to the exchange offer for legal, accounting, printing and administrative fees. We expect to obtain the cash required to pay our expenses through cash flow from operations.

RECOMMENDATION

    Penn Treaty is not making any recommendation regarding whether you should tender your Subordinated Notes in the exchange offer and, accordingly, you must make your own determination as to whether to tender your Subordinated Notes for exchange and accept the Exchange Notes we propose to give you.

SOLICITATION

    The solicitation is being made by us. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Circular and the other exchange offer materials to the holders of the Subordinated Notes.

    Our solicitation may be made by telephone, facsimile or in person by officers and regular employees of Penn Treaty and its affiliates.

TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with the tender of Subordinated Notes in the exchange offer unless you instruct us to register your Exchange Notes in the name of, or request that Subordinated Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

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                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes are to be issued under an indenture, to be dated as of the expiration of the exchange offer, between the Company and Wells Fargo Bank Minnesota, N.A., as trustee. A copy of the Exchange Note indenture is available from Penn Treaty upon request and is on file with the SEC. The following summaries of certain provisions of the Exchange Notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Exchange Notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this Offering Circular. Wherever particular provisions or defined terms of the Exchange Note indenture (or of the form of Exchange Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety. As used in this "Description of the Exchange Notes," the "Company" refers to Penn Treaty American Corporation and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

    The Exchange Notes will represent general unsecured subordinated obligations of the Company and, except as set forth below under "--Conversion of the Exchange Notes," will be convertible into common stock as described below under the subheadings "--Conversion of the Exchange Notes" and "--Mandatory Conversion of the Exchange Notes." The Exchange Notes will be limited to $74,750,000 aggregate principal amount, will be issued in fully registered form only in denominations of $1,000 in principal amount or any integral multiple thereof and will mature on October 15, 2008, unless earlier redeemed at the option of the Company or repurchased at the option of the Exchange Note holder upon a change of control or converted.

    The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of debt by the Company or any of its subsidiaries.

    The Exchange Notes will bear interest from June 1, 2002 at the annual rate set forth on the cover page hereof, payable semi-annually on October 15 and April 15, commencing on October 15, 2002, to holders of record at the close of business on the preceding October 1 and April 1, respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    Interest may, at the option of the Company, be paid by check mailed to the address of such holder as it appears in the note register. Any holder of Exchange Notes with an aggregate principal amount equal to or in excess of $5,000,000 may request that interest be paid by wire transfer upon written notice by such holder to the trustee in accordance with the provisions of the indenture. Principal will be payable, and the Exchange Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the trustee in New York, New York. Reference is made to the information set forth below under the subheading "--Delivery and Form."

DELIVERY AND FORM

    GLOBAL NOTE; BOOK ENTRY FORM. The Exchange Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. A recipient of Exchange Notes pursuant to this exchange offer will receive a beneficial interest in an unrestricted global note. The global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Upon issuance of the global note, DTC will credit, on its book-entry registration and transfer systems, the respective principal amounts of the Exchange Notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through participants. Owners of beneficial interests in the global note will not receive certificates

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
representing their ownership interests in the Exchange Notes, except in the event use of the book-entry system for the Exchange Notes is discontinued. Except as set forth below, the record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Payment of interest on and the redemption and repurchase price of the global note will be made to Cede, the nominee for DTC, as registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, each redemption date and each repurchase date, as applicable. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption or repurchase price of, the global note, DTC's practice is, upon receipt of payment, to credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Because DTC can only act on behalf of participants, who in turn act on behalf of persons who hold interests through them and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the trustee (or any registrar, paying agent or conversion agent under the indenture) will have responsibility for the performance of DTC or its participants or persons who hold interests through the participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including, without limitation, the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the Exchange Notes represented by the global note as to which such participant or participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system is available to others such as banks, securities brokers and dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The Rules applicable to DTC and its participants and indirect participants are on file with the SEC.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants, they are under no obligation to perform or continue to perform

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
such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Exchange Notes to be issued in definitive form in exchange for the global note.

    REGISTRATION AND TRANSFER. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your Subordinated Notes, including the Exchange Notes and the shares of common stock issuable upon conversion of the Exchange Notes, will have similar characteristics to the Subordinated Notes with respect to transfer to third parties. The resale of the Subordinated Notes and the common stock issuable upon conversion was registered by us on a registration statement on Form S-3 which became effective on April 11, 1997. If your Subordinated Notes are freely tradable, then the Exchange Notes you receive in the exchange and the common stock issuable upon the conversion of those Exchange Notes can be transferred freely.

CONVERSION OF THE EXCHANGE NOTES

    The holders of the Exchange Notes will be entitled at any time until the close of business on October 14, 2008 subject to prior redemption or repurchase, to convert any Exchange Notes or portions thereof (in denominations of $1,000 in principal amount or integral multiples thereof) into common stock (subject to the next paragraph) at the conversion price set forth on the cover page of this Offering Circular, subject to adjustment as described below; provided that in the case of Exchange Notes called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. An Exchange Note (or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of Control (as defined below) may be converted only if such holder withdraws its election to exercise such redemption option in accordance with the terms of the indenture.

    The Company currently does not have a sufficient number of shares of common stock available for issuance upon the conversion of all of the Exchange Notes, the exercise of all outstanding options granted by the Company pursuant to the Company's stock option plans and the four tranches of warrants granted to Centre Solutions (Bermuda) Limited. See the section of this Offering Circular captioned "Agreements Related to Penn Treaty." In order to provide a sufficient number of shares to permit the conversion of all of the Exchange Notes, the Company will, as soon as practicable, seek and recommend the approval of its shareholders to amend its articles of incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of all such Exchange Notes. In the event a holder desires to convert all, or any portion, of its Exchange Notes into shares of common stock and the Company does not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of such holder's Exchange Notes for which there is an insufficient number of shares of common stock, the Company will pay to the holder an amount in cash equal to the market price of the shares of common stock into which the Exchange Notes are then convertible. "Market price" means the average of the last reported closing prices of the common stock for the ten trading day period (appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the conversion price), commencing on the first trading day after delivery of notice to such holder that the Company must pay cash in lieu of delivering shares of common stock. Any cash paid to the holder in lieu of shares of common stock will generally result in taxable gain or loss to the holder converting such Exchange Notes. See "Certain United States Federal Income Tax Considerations." However, the ability of the Company to pay cash to holders of Exchange Notes in lieu of delivering common stock may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any

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required cash payments in lieu of delivering common stock to Exchange Note holders seeking to convert their Exchange Notes into shares of common stock.

    Except as described below, no adjustment will be made on conversion of any Exchange Notes for interest accrued thereon or for dividends paid on any common stock issued. Any unpaid interest on any Exchange Note or portion therefore as of the date such Exchange Note is surrendered for conversion shall (unless such Exchange Note or portion thereof being converted is called for redemption on a redemption date during the period from the close of business on or after any record date to the close of business on the business day following the corresponding interest payment date) be paid in cash on the next succeeding interest payment date. The Company is not required to issue fractional shares of common stock upon conversion of Exchange Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the common stock on the last business day prior to the date of conversion.

    The conversion price is subject to adjustment (under formulae set forth in the Exchange Note indenture) upon the occurrence of certain events, including:
(i) the issuance of common stock as a dividend or distribution on the outstanding common stock; (ii) the issuance to all holders of common stock of certain rights, options or warrants to purchase common stock at less than the Current Market Price (as defined in the indenture); (iii) certain subdivisions, combinations and reclassifications of common stock; (iv) distributions to all holders of common stock of the Company of any class of capital stock of the Company (other than distributions of common stock as a dividend or distribution) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options and warrants referred to in clause (ii) above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash); (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of the Company as referred to in clause (ii) of the third paragraph below) to all holders of common stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution; and (vi) the purchase of common stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest.

    No adjustment will be made pursuant to clause (iv) of the preceding paragraph if the Company makes proper provision for each holder of Exchange Notes who converts an Exchange Note (or portion thereof) to receive, in addition to the common stock issuable upon such conversion, the kind and amount of assets (including securities) that such holder would have been entitled to receive if such holder had been a holder of the common stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by the Company to all holders of the common stock that entitle the holders thereof to purchase shares of the Company's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the common

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stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of common stock, shall not be deemed to be distributed (and no adjustment in the Conversion Price shall be required) until the occurrence of the Triggering Event.

    Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    In the case of (i) any reclassification or change of the common stock (other than changes in par value or from par value to no par value as a result of a subdivision or a combination) or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Exchange Notes then outstanding will be entitled thereafter to convert such Exchange Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Exchange Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a holder of Exchange Notes did not exercise any rights of election, if any, as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price, the holders of Exchange Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations--Adjustments to Conversion Price."

    The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

MANDATORY CONVERSION OF THE EXCHANGE NOTES

    If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2004 is at least 10% greater than the conversion price ($5.84) of the Exchange Notes and we have a sufficient number of shares of our common stock available for issuance to cover the conversion, then the Exchange Notes shall convert automatically into shares of common stock at the conversion price of $5.31. Any unpaid interest on the Exchange Notes accrued as of the date that the Exchange Notes are required to convert will be paid in cash to the holders of such notes on the next succeeding interest payment date.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Exchange Notes will, to the extent set forth in the indenture, be senior to the Subordinated Notes but will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (defined below). Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Exchange Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Exchange Notes (except that holders of Exchange Notes may receive securities that are subordinated at least to the same extent as the Exchange Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

    The Company also may not make any payment upon or in respect of the Exchange Notes (except in such subordinated securities) and may not acquire from the trustee or the holder of any Exchange Note for cash or property (other than securities subordinated to at least the same extent as the Exchange Note to
(i) Senior Indebtedness and (ii) any securities issued in exchange for all Senior Indebtedness) until Senior Indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Exchange Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or (ii) in the case of a default other than a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 180 days.

    "Senior Indebtedness" with respect to the Exchange Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the indenture or thereafter incurred or created:
(i) indebtedness, matured or unmatured, whether or not contingent, of the Company for money borrowed evidenced by notes or other written obligations,
(ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, (iii) indebtedness, matured or unmatured, whether or not contingent, of the Company evidenced by notes, debentures, bonds or similar instruments or Letters of Credit (or reimbursement agreements in respect thereof), (iv) obligations of the Company as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by the Company and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (vi) is created, issued, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to the Exchange Notes;

provided, however, that the following shall not constitute Senior Indebtedness:
(i) any indebtedness or obligation of the Company in respect of the Exchange Notes; (ii) any indebtedness of the Company to any of its subsidiaries or other affiliates; (iii) any indebtedness that is subordinated or junior in any respect to any other indebtedness of the Company other than Senior Indebtedness;
(iv) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business; and (v) any indebtedness or obligation of the Company in respect of the Subordinated Notes.

    In the event that the trustee (or paying agent if other than the trustee) or any holder receives any payment of principal or interest with respect to the Exchange Notes at a time when such payment is prohibited under the indenture, such payment shall be held in trust for the benefit of, and immediately shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Exchange Notes are paid in full, holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Exchange Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

    As of August 22, 2002, the Company had approximately $1,538,000 outstanding under its mortgage. The Company will not have any other material Senior Indebtedness outstanding immediately following completion of this offering. The indenture does not prohibit or limit the incurrence of such Senior Indebtedness.

    In addition, because the Company's operations are conducted primarily through its subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Notes. As of June 30, 2002, the aggregate liabilities of such subsidiaries were approximately $707,773,000. The indenture does not limit the amount of additional indebtedness which any of the Company's subsidiaries can create, incur, assume or guarantee.

    Because of these subordination provisions, in the event of a liquidation or insolvency of the Company or any of its subsidiaries, holders of Exchange Notes may recover less, ratably, than the holders of Senior Indebtedness.

OPTIONAL REDEMPTION BY PENN TREATY

    The Exchange Notes are not redeemable at the option of the Company prior to October 15, 2004. At any time on or after that date, the Exchange Notes may be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at a price equal to the principal amount of the Exchange Notes, together with accrued interest to the date fixed for redemption.

    If fewer than all the Exchange Notes are to be redeemed, the trustee will select the Exchange Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Exchange Note is to be redeemed in part only, a new Exchange Note or Exchange Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Exchange Notes is selected for partial redemption and such holder converts a portion of such Exchange Notes, such converted portion shall be deemed to be taken from the portion selected for redemption. No sinking fund is provided for the Exchange Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined below), each holder of Exchange Notes shall have the right to require that the Company repurchase such holder's Exchange Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the indenture.

    A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of the Company at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to the Exchange Notes and (ii) the holders of the common stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). "Acquisition Price" means the weighted average price paid by the person or group in acquiring the Voting Stock.

    Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the trustee and to each holder of Exchange Notes, at such holder's address appearing in the note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Exchange Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    The Company will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Exchange Notes as described above.

    Future indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require the Company to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Exchange Notes of their right to require the Company to purchase the Exchange Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to holders of Exchange Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of the incumbent management.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The indenture prohibits the Company from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets (determined on a consolidated basis), to any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the Exchange Note indenture and the Exchange Notes, including the conversion rights described above under "--Conversion of the Exchange Notes," (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has happened and is continuing and
(iii) the Company delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the indenture as being, among other things: default in payment of the principal of or premium, if any, on the Exchange Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the Exchange Notes when required as described under "--Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default for 30 days in payment of any installment of interest on the Exchange Notes (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default by the Company for 90 days after notice in the observance or performance of any other covenants in the indenture; final judgments or decrees entered into by a court of competent jurisdiction against the Company, which have not been vacated, discharged, satisfied or stayed pending appeal within 60 days of entry, involving liabilities of $25 million or more after deducting the portion of such liabilities accepted by an insurance company; or certain events involving bankruptcy, insolvency or reorganization of the Company. The indenture provides that the trustee may withhold notice to the holders of Exchange Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Exchange Notes) if the trustee, in good faith, considers it in the interest of the holders of the Exchange Notes to do so.

    The Exchange Note indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the Exchange Notes then outstanding may declare the principal of and premium, if any, on the Exchange Notes to be due and payable immediately, but if the Company shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest on all Exchange Notes and the principal and premiums, if any, on all Exchange Notes that have become due other than by acceleration and certain expenses and fees of the trustee and if all defaults (except the nonpayment of interest on, premium, if any, and principal of any Exchange Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Exchange Notes then outstanding.

    The holders of a majority in principal amount of the Exchange Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture. The indenture provides that, subject to the duty of the trustee following an Event of Default to act with the required standard of care, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the trustee receives satisfactory indemnity against any associated costs, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

    The Exchange Note indenture will cease to be of further effect as to all outstanding Exchange Notes (except as to (i) rights of the holders of Exchange Notes to receive payments of principal of, premium, if any, and interest on, the Exchange Notes, (ii) rights of holders of Exchange Notes to convert to common stock or, in certain circumstances, cash, (iii) the Company's right of optional redemption, (iv) rights of registration of transfer and exchange,
(v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Exchange Notes, (vi) rights, obligations and immunities of the trustee under the indenture and (vii) rights of the holders of Exchange Notes as beneficiaries of the indenture with respect to the property so deposited with the trustee payable to all or any of them) if (A) the Company will have paid or caused to be paid the principal of, premium, if any, and interest on the Exchange Notes as and when the same will have become due and payable or (B) all outstanding Exchange Notes (except lost, stolen or destroyed Exchange Notes which have been replaced or paid) have been delivered to the trustee for cancellation or (C) (x) the Exchange Notes not previously delivered to the trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Exchange Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

    The Exchange Note indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Exchange Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Exchange Notes, of cash, U.S. Government Obligations (as defined in the indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Exchange Notes then outstanding in accordance with the terms of the indenture and the Exchange Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound,
(iii) the Company has delivered to the trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by the Company and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) the Company has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the trustee an officers certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

    The Company may also be released from its obligations under the covenants described above captioned "--Change of Control" and "--Merger, Consolidation and Sale of Assets" with respect to the Exchange Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Exchange Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Exchange Notes then outstanding in accordance with the terms of the indenture and the Exchange Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) no Event of Default has occurred or is continuing (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (iii) the Company has delivered to the trustee an officers' certificate and an opinion of counsel to the effect that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by the Company and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) the Company has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company will no longer be required to comply with the obligations described above under "Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase the Exchange Notes pursuant to the provisions described under "--Change of Control."

    Notwithstanding any satisfaction and discharge or defeasance of the indenture, the obligations of the Company described under "--Conversion of the Exchange Notes" will survive to the extent provided in the indenture until the Exchange Notes cease to be outstanding.

MODIFICATIONS OF THE INDENTURE

    The Exchange Note indenture contains provisions permitting the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the Exchange Notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the Exchange Notes, except that no such modification shall (i) extend the fixed maturity of any Exchange Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase the Exchange Notes, at the option of the holder, upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Exchange Notes are payable, modify the subordination provisions of the indenture in a manner adverse to the holders of the Exchange Notes or impair the right to convert the Exchange Notes into common stock subject to the terms set forth in the indenture, without the consent of the holder of each Exchange Note so affected or (ii) reduce the aforesaid percentage of the Exchange Notes, without the consent of the holders of all of the Exchange Notes then outstanding. The Company and the trustee may amend or supplement the indenture without notice to or consent of any holder in certain events, such as to make provision for certain conversion rights, to provide for the issuance of Exchange Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the indenture, to comply with the provisions of the Trust indenture Act of 1939 or to appoint a successor trustee.

CONCERNING THE TRUSTEE

    Wells Fargo Bank Minnesota, N.A., the trustee under the Exchange Note indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Exchange Notes. The trustee and/or its affiliates may in the future provide banking and other services to the Company in the ordinary course of their respective businesses. Under the indenture, each holder or former holder of an Exchange Note agrees to indemnify the Company and the trustee against any liability that may result from the transfer, exchange or assignment of such holder's or former holder's Exchange
Note in violation of any provision of the indenture or applicable United States federal or state securities laws.

              COMPARISON OF SUBORDINATED NOTES AND EXCHANGE NOTES

    Set forth below is a comparison of the terms of the existing Subordinated Notes and the Exchange Notes that will be issued and outstanding following completion of the exchange offer.

                                        THE SUBORDINATED NOTES            THE EXCHANGE NOTES
                                    ------------------------------  ------------------------------
Issue.............................  6 1/4% convertible              6 1/4% convertible
                                    Subordinated Notes              Subordinated Notes

Issuer............................  Penn Treaty American            Penn Treaty American
                                    Corporation                     Corporation

Security..........................  Unsecured                       Unsecured

Issue Date........................  November 26, 1996               Upon completion of the
                                                                    exchange offer

Conversion........................  Convertible until maturity at   Convertible until maturity at
                                    a rate of 35.1617 shares of     a rate of 188.3239 shares of
                                    common stock per $1,000         common stock per $1,000
                                    principal amount, subject to    principal amount, subject to
                                    adjustment                      adjustment

Principal Outstanding Amount......  $74,750,000                     $74,750,000

Coupon............................  6 1/4%                          6 1/4%

Maturity..........................  December 1, 2003                October 15, 2008

Interest Payments.................  In cash, semi-annually on each  In cash, semi-annually, on
                                    June 1 and December 1           each October 15 and April 15

Mandatory Conversion..............  None                            If the average closing price
                                                                    of our common stock for any 15
                                                                    consecutive trading days
                                                                    beginning on or after
                                                                    October 15, 2004 is at least
                                                                    10% greater than the
                                                                    conversion price ($5.84) of
                                                                    the Exchange Notes and we have
                                                                    sufficient shares of common
                                                                    stock available for issuance,
                                                                    then holders of the Exchange
                                                                    Notes are required to convert
                                                                    their Exchange Notes into
                                                                    common stock at the conversion
                                                                    price set forth on the cover
                                                                    page of this Offering Circular

                                        THE SUBORDINATED NOTES            THE EXCHANGE NOTES
                                    ------------------------------  ------------------------------
Optional Redemption...............  Redeemable on or after          Redeemable on or after
                                    December 1, 2001 at price       October 15, 2004 at price
                                    equal to the 101.04% of the     equal to the principal amount
                                    principal amount plus accrued   plus accrued and unpaid
                                    and unpaid interest thereon     interest thereon
                                    and on or after December 1,
                                    2002 at a price equal to
                                    principal amount plus accrued
                                    and unpaid interest thereon

Ranking; Subordination............  The Subordinated Notes rank     The Exchange Notes rank senior
                                    junior to the Exchange Notes    to the Subordinated Notes and
                                    and all of Penn Treaty's other  junior to all of Penn Treaty's
                                    Senior Indebtedness             Senior Indebtedness

Covenants.........................  Penn Treaty is not restricted   Penn Treaty is not restricted
                                    from incurring additional       from incurring additional
                                    indebtedness senior to the      indebtedness senior to the
                                    indebtedness evidenced by the   indebtedness evidenced by the
                                    Subordinated Notes              Exchange Notes

Judgment Defaults.................  Final judgments or decrees      Final judgments or decrees
                                    entered into by a court of      entered into by a court of
                                    competent jurisdiction against  competent jurisdiction against
                                    Penn Treaty, which have not     Penn Treaty, which have not
                                    been vacated, discharged,       been vacated, discharged,
                                    satisfied or stayed pending     satisfied or stayed pending
                                    appeal within 60 days of        appeal within 60 days of
                                    entry, involving liabilities    entry, involving liabilities
                                    of $10 million or more after    of $25 million or more after
                                    deducting the portion of such   deducting the portion of such
                                    liabilities accepted by an      liabilities accepted by an
                                    insurance company               insurance company

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 40,000,000 shares of common stock, par value $.10 per share and 5,000,000 shares of preferred stock, par value $1.00 per share. The relative rights of the Company's common stock and preferred stock are defined by the Company's Restated and Amended Articles of Incorporation, as described below, as well as by the Company's Amended and Restated By-laws and the 1988 BCL.

COMMON STOCK

    Subject to the rights of holders of any series of preferred stock which may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any shareholders' meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available therefor. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Penn Treaty, each holder of common stock is entitled to share ratably in all assets of the Company remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Penn Treaty. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and non-assessable.

    The common stock is traded on the New York Stock Exchange. As of August 22, 2002, there were approximately 436 holders of record of common stock. This number was derived from the Company's shareholder records, and does not include beneficial owners of the Company's common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries.

PREFERRED STOCK

    The Board of Directors of the Company, without further action by the shareholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. Although none of Penn Treaty's preferred stock has been issued, in connection with an agreement with Centre Solutions (Bermuda) Limited, whereby Centre Solutions agreed to reinsure 100% of the long-term care insurance policies of our subsidiaries Penn Treaty Network Insurance Company and American Network Insurance Company in-force on
December 31, 2001, we granted Centre Solutions four tranches of warrants to purchase up to 5,000,000 shares of non-voting convertible preferred stock, which is all of our preferred stock available for issuance. See the discussion of the Centre Solutions Warrants in the section of this Offering Circular captioned "Agreements Relating to Penn Treaty Securities."

ANTI-TAKEOVER PROVISIONS

    Penn Treaty's board of directors is divided into three classes, each of which is comprised of three directors elected for a three-year term, with one class being elected each year. Directors may be removed without cause only with the approval of 67% of the voting power of the stock entitled to vote in the election of directors. Any director elected to fill a vacancy, however created, serves for the remainder of the term of the director which he or she is replacing.

    Penn Treaty's Restated and Amended Articles of Incorporation require the affirmative vote of shareholders owning at least 67% of the outstanding shares of Penn Treaty's common stock in order for Penn Treaty to: amend, repeal or add any provision to the Restated and Amended Articles of Incorporation; merge or consolidate with another corporation, other than a wholly-owned subsidiary; exchange shares of Penn Treaty's common stock in such a manner that a corporation, person or entity

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acquires the issued or outstanding shares of common stock of Penn Treaty pursuant to a vote of shareholders; sell, lease, convey, encumber or otherwise dispose of all or substantially all of the property or business of Penn Treaty; or liquidate or dissolve Penn Treaty.

    In addition, the Restated and Amended Articles of Incorporation permit our board of directors to oppose a tender offer or other offer for Penn Treaty's securities, and allow the board to consider any pertinent issue in determining whether to oppose any such offer.

    Pursuant to Penn Treaty's Amended and Restated By-laws, shareholder nominations for election to the board of directors must be made in writing and delivered or mailed to the President of Penn Treaty not less than fifty days nor more than seventy-five days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than fifty days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

    The 1988 BCL includes certain shareholder protection provisions, some of which apply to Penn Treaty and two of which, relating to "Disgorgement by Certain Controlling Shareholders following Attempts to Acquire Control" and "Control Share Acquisitions," the Company has specifically opted out of pursuant to an amendment to its by-laws. The following is a description of those provisions of the 1988 BCL that still apply to the Company and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

        (i) The control transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90 day period.

        (ii) An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or of an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, or (b) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or satisfies the fair price provisions.

       (iii) Corporations may adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby options to acquire shares or corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allows the exercise of options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Pursuant to the 1988 BCL, such poison pills may be adopted by the Board without shareholder approval.

        (iv) In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers, customers, communities where the corporation is located and all other pertinent factors.

        (v) Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles under the provisions of the 1988 BCL.

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    The foregoing provisions may discourage certain types of transactions that involve a Change of Control of Penn Treaty and ensure a measure of continuity in the management of the business and affairs of Penn Treaty. While Penn Treaty does not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the common stock and to permit current management to remain in control of Penn Treaty. In some circumstances certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. These anti-takeover provisions may discourage any or all such acquisitions, particularly those of LESS than all of Penn Treaty's shares, and may thereby deprive certain holders of Penn Treaty's common stock of any opportunity to sell their stock at a temporarily higher market price.

    Pursuant to an amendment to Penn Treaty's Amended and Restated By-laws adopted on July 19, 1990, Penn Treaty opted out of "Disgorgement by Certain Controlling Shareholders following Attempts to Acquire Control," which would otherwise allow Penn Treaty to recover all profits derived by any person or group that acquires control or disclosed an intention to acquire voting power over 20% of the equity securities of Penn Treaty on the disposition of any of the securities of Penn Treaty acquired within two years prior or eighteen months after acquiring such control or announcing an intention to that effect. Penn Treaty also opted out of "Control Share Acquisitions," which would otherwise suspend the voting rights of a shareholder when his ownership of Penn Treaty's securities crossed any of three thresholds (20%, 33% or 50%). The voting rights are held in abeyance until the shareholders holding a majority of disinterested shares vote to restore them. The inapplicability of these provisions mitigates somewhat the deterrence of hostile anti-takeover attempts at prices in excess of the prevailing market prices and lessens the ability of current management to retain control of Penn Treaty.

    In addition to provisions of the 1988 BCL, insurance laws and regulations of Pennsylvania and Vermont prohibit any person from acquiring control of Penn Treaty, and thus indirect control of Penn Treaty's insurance subsidiaries, without the prior approval of the applicable states' insurance commissioners. Any purchaser or holder of shares of common stock of Penn Treaty possessing 10% or more of the voting power of such class would be presumed to have acquired such control unless the applicable insurance commissioner, upon application, has determined otherwise.

TRANSFER AGENT

    The transfer agent and registrar for the shares of the common stock is Wachovia Bank, N.A., Charlotte, North Carolina.

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                 AGREEMENTS RELATING TO PENN TREATY SECURITIES

    SUBORDINATED NOTE INDENTURE. Pursuant to the indenture, dated as of November 26, 1996, between Penn Treaty, as issuer, and First Union National Bank, as trustee, relating to the Subordinated Notes, Penn Treaty has granted holders of the Subordinated Notes certain rights relating to the Penn Treaty common stock. In particular, the Subordinated Notes are convertible into shares of Penn Treaty common stock at a conversion price of $28.44 per share. The Subordinated Note indenture is substantially similar to the Exchange Note indenture described in the section of this Offering Circular captioned "Description of the Exchange Notes." However, notable differences are that the Exchange Note indenture requires mandatory conversion under certain circumstances and the Exchange Notes will not be redeemable for approximately two years. For a comparison between the Exchange Notes and the Subordinated Notes, see also the section in the Offering Circular captioned "Comparison between Subordinated Notes and Exchange Notes."

    CENTRE SOLUTIONS WARRANTS AND INVESTOR RIGHTS AGREEMENT. On February 19, 2002, Penn Treaty granted four tranches of warrants to Centre Solutions (Bermuda) Limited. The warrants issued consisted of the following, with the exercise percentages and exercise prices subject to certain anti-dilution adjustments:

    - A warrant to purchase the number of shares of the Company's Series A-1 Convertible Preferred Stock which initially would, on the date of exercise, be convertible into 8.69% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $12.00 per share.

    - A warrant to purchase the number of shares of the Company's Series A-2 Convertible Preferred Stock which initially would, on the date of exercise, be convertible into 4.55% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $24.00 per share.

    - A warrant to purchase the number of shares of the Company's Series A-3 Convertible Preferred Stock which initially would, on the date of exercise, be convertible into 3.52% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $36.00 per share.

    - A warrant to purchase the number of shares of the Company's Series A-4 Convertible Preferred Stock which initially would, on the date of exercise, be convertible into 30.78% of the number of fully diluted outstanding shares of the common stock of the Company determined as of the date of exercise. The exercise price of this warrant is initially $6.00 per share.

The Convertible Preferred Stock issued upon exercise of the warrants would represent approximately 35% of the outstanding common stock after conversion.

    The warrants to purchase shares of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series A-3 Convertible Preferred Stock are currently exercisable and expire on December 31, 2007. The warrant to purchase shares of Series A-4 Convertible Preferred Stock becomes exercisable on January 1, 2008 and expires on the earlier of December 31, 2013 or the date the business reinsured with Centre Solutions (Bermuda) Limited is commuted. The four tranches of warrants were granted in connection with a Reinsurance Agreement between Penn Treaty and Centre Solutions, pursuant to which Centre Solutions agreed to reinsure 100% of the long-term care insurance policies of Penn Treaty Network America Insurance Company and American Network Insurance Company in-force on December 31, 2001, subject to an aggregate limit of liability. The Reinsurance Agreement was the principal component of Penn Treaty's Corrective Action Plan to remedy the statutory surplus position of Penn Treaty's subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company. For more information regarding these warrants and the reinsurance Agreement with Centre Solutions, see the section of this Offering Circular

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captioned "Business--(g) Reinsurance" and the section in Penn Treaty's 2002
Annual Meeting Proxy Statement captioned "Proposal III--Ratification and Approval of Issuance of Warrants, Convertible Preferred Stock and Common Stock."

    We have granted to Centre Solutions, under an Investor Rights Agreement dated February 19, 2002, certain demand and incidental registration rights with respect to the common stock issuable upon conversion of our convertible preferred stock, which may be acquired upon exercise of the warrants granted to Centre Solutions. The registration rights granted to Centre Solutions are transferable in certain situations. In addition, under the terms of the Investor Rights Agreement, certain actions of Penn Treaty require the written consent of the holders of the warrants exercisable for two-thirds of each series of convertible preferred stock issuable upon exercise of all such warrants. Actions requiring consent of the warrant holders include amendments to Penn Treaty's Articles of Incorporation or By-laws that have an effect on the rights of the preferred stock disproportionately adverse in comparison to the effect on the rights of other Penn Treaty security holders; increases or decreases in the authorized number of shares of common stock or preferred stock; the issuance of securities with certain rights equal or senior to the rights of the preferred stock; any redemption of Penn Treaty common stock; any change in the authorized number of directors of Penn Treaty; any merger or consolidation of Penn Treaty or certain of its subsidiaries where Penn Treaty's shareholders do not have control of the resulting entity and disposition of substantially all of Penn Treaty's or certain of its subsidiaries' property, assets or business.

    RELATED PARTY TRANSACTIONS; EMPLOYEE COMPENSATION ARRANGEMENTS. Penn Treaty sponsors certain equity-based compensation plans, including stock option and restricted stock plans, and is party to employment agreements and stock option agreements with certain of its employees. These plans and agreements provide for the grant of options to purchase shares of Penn Treaty common stock, among other things. For further information regarding the terms of these plans and agreements, see Penn Treaty's 2001 Annual Report on Form 10-K and the sections in Penn Treaty's 2002 Annual Meeting Proxy Statement captioned "Executive Compensation and Other Matters" and "Proposal II--Approval of the 2002 Employee Stock Option Plan." Proposal II was approved by Penn Treaty's stockholders at our May 24, 2002 annual meeting of shareholders.

    Except as described in this Offering Circular and the materials being distributed with it, there are no contracts, arrangements, understandings or relationships in connection with the exchange offer between Penn Treaty or any of its directors or executive officers and any person with respect to the Subordinated Notes or the Exchange Notes and shares of our common stock to be issued in the exchange offer.

    SUBORDINATED NOTES HELD BY OUR CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Irving Levit, our founder, Chairman of the Board of Directors and Chief Executive Officer owns $90,000 of the Subordinated Notes and has informed Penn Treaty that he intends to tender those Subordinated Notes in the exchange offer.

    DESCRIPTION OF OTHER INDEBTEDNESS. For additional information concerning Penn Treaty's outstanding indebtedness, see the unaudited consolidated financial statements of Penn Treaty and related notes set forth in Penn Treaty's Second Quarter 2002 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Penn Treaty and related notes set forth in Penn Treaty's 2001 Annual Report on Form 10-K.

                             CAUTIONARY STATEMENTS

    Certain statements in this Offering Circular may constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Penn Treaty to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking

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statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word "estimate," "project," "intend," "expect," "believe," "may," "well," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with Penn Treaty, including its management. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Penn Treaty cautions investors that any forward-looking statements made by Penn Treaty are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to Penn Treaty include, but are not limited to, the risks and uncertainties affecting our business and this exchange offer described in the section of this Offering Circular captioned "Risk Factors," as well as elsewhere in this Offering Circular.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports and other information with the SEC. Our reports filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information regarding the SEC's public reference facility by calling 1-800-SEC-0330. Our reports, the registration statement and other information filed by us with the SEC are also available at the SEC's Website on the Internet at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol "PTA."

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this exchange offer is completed:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

    - Current Report on Form 8-K filed February 21, 2002; and

    - Proxy Statement for the 2002 Annual Meeting of Shareholders.

    Penn Treaty will provide without charge to each person to whom a copy of this Offering Circular is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offering Circular incorporates). Requests should be directed to:

                        Penn Treaty American Corporation
                          Attention: Cameron B. Waite
              Executive Vice President and Chief Financial Officer
                               3440 Lehigh Street
                              Allentown, PA 18103
                                 (610) 965-2222

                              INDEPENDENT AUDITORS

    The consolidated financial statements of Penn Treaty American Corporation as of December 31, 2001 and for each of the five years in the period ended
December 31, 2001 incorporated by reference in this Offering Circular have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference.

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    We have appointed Philadelphia Brokerage Corporation as the Information
Agent for the exchange offer. All inquiries relating to this Offering Circular and the transactions contemplated hereby should be directed to the information agent at the telephone numbers and address set forth below.

                    The Information Agent for the Offer is:
                       Philadelphia Brokerage Corporation
                           992 Old Eagle School Road
                                   Suite 915
                                Wayne, PA 19087
                                 (610) 975-9990

    We have appointed Wells Fargo Bank Minnesota, N.A. as the exchange agent for the exchange offer. All completed Letters of Transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your Subordinated Notes should also be directed to the exchange agent at one of the following telephone numbers and addresses:

    To: Wells Fargo Bank Minnesota, N.A.

 BY REGISTERED OR CERTIFIED MAIL:     BY REGULAR MAIL OR OVERNIGHT         IN PERSON BY HAND ONLY:
                                               CARRIERS:

         MAC # N9303-121                    MAC # N9303-121                608 Second Avenue South
    Corporate Trust Operations         Corporate Trust Operations        Corporate Trust Operations,
          P.O. Box 1517                  6th & Marquette Avenue                   12th Floor
    Minneapolis, MN 55480-1517           Minneapolis, MN 55479              Minneapolis, MN 55402

                   By Facsimile Transmission: (612) 667-4927
                      Confirm by Telephone: (800) 344-5128

    DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

    Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal, the enclosed Notice of Guaranteed Delivery, or for copies of Penn Treaty's Second Quarter 2002 Quarterly Report on Form 10-Q, Penn Treaty's First Quarter 2002 Quarterly Report on form 10-Q, Penn Treaty's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Penn Treaty's 2002 Current Reports on Form 8-K and Penn Treaty's 2002 Annual Meeting Proxy Statement, may be directed to us or to the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above.